UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CIRCOR INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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25 Corporate Drive, Suite 130

Burlington, MA 01803

(781) 270-1200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Friday, May 7, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 7, 2010: This Proxy Statement, a form of proxy and a letter to stockholders from our Chief Executive Officer and our Chief Financial Officer, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, are available for viewing, printing and downloading at www.proxy.circor.com.

NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of Stockholders of CIRCOR International, Inc. (the “Company”) will be held on Friday, May 7, 2010, at 12:00 PM Eastern Daylight Savings Time, at the Company’s corporate headquarters, 25 Corporate Drive, Suite 130, Burlington, Massachusetts. The Annual Meeting is being called for the purpose of considering and voting upon:

1.	The election of two Class II Directors for three-year terms, such terms to continue until the Annual Meeting of Stockholders in 2013 and until each such Director’s successor is duly elected and qualified or until his earlier resignation or removal;

2.	Approval of the material terms of the performance goals under the Company’s Amended and Restated 1999 Stock Option and Incentive Plan for the purposes of compensation deductibility under Internal Revenue Code Section 162(m);

3.	Ratification of the selection by the Audit Committee of the Board of Directors of the Company of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010; and

4.	Such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 19, 2010 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company’s common stock, par value $.01 per share, at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

All stockholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, we urge you to vote via the Internet or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card in the enclosed envelope. For specific instructions on how to vote your shares, please review the instructions for each of these voting options that are detailed in your Notice and in the Company’s Proxy Statement. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone.

The Company’s Proxy Statement, a form of proxy and a letter to stockholders from our Chief Executive Officer and our Chief Financial Officer, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, are available for viewing, printing and downloading at www.proxy.circor.com.

Directions to the offices of the Company’s corporate headquarters are included on the last page of the Company’s Proxy Statement.

By Order of the Board of Directors

Alan J. Glass
Secretary

Burlington, Massachusetts

March 26, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE YOUR PROXY AS INDICATED ABOVE. YOUR PROXY IS REVOCABLE UP TO THE TIME IT IS VOTED AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

25 Corporate Drive, Suite 130

Burlington, MA 01803

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Friday, May 7, 2010

This Proxy Statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of CIRCOR International, Inc. (the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held on Friday, May 7, 2010, at 12:00 PM Eastern Daylight Savings Time, and any adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting will be held at the Company’s corporate headquarters, 25 Corporate Drive, Suite 130, Burlington, Massachusetts.

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1.	The election of two Class II Directors for three-year terms, such terms to continue until the Annual Meeting of Stockholders in 2013 and until each such Director’s successor is duly elected and qualified or until his earlier resignation or removal;

2.	Approval of the material terms of the performance goals under the Company’s Amended and Restated 1999 Stock Option and Incentive Plan (the “Equity Incentive Plan”) for the purposes of compensation deductibility under Section 162(m) of the Internal Revenue Code (the “Code” and such proposal, the “Performance Goals Proposal”);

3.	Ratification of the selection by the Audit Committee of the Board of Directors of the Company of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010 (“Fiscal Year 2010”); and

4.	Such other business as may properly come before the meeting and any adjournments or postponements thereof.

This Proxy Statement and the form of proxy were first made available to stockholders on or about March 26, 2010. The Board has fixed the close of business on March 19, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of record of the Company’s common stock, par value $.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 17,047,358 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 94 stockholders of record. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, (i) the affirmative vote of a plurality of the votes cast is necessary to elect each nominee as a Class II Director of the Company and (ii) a majority of the votes cast is necessary to approve the material terms of the performance goals under the Equity Incentive Plan and ratify the selection of Grant Thornton LLP as the Company’s independent auditors for Fiscal Year 2010.

Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. With respect to the election of the directors, votes may be cast for or withheld from the nominees. Votes cast for the nominees will count as “yes” votes; votes that are withheld from the nominees will not be voted with respect to the election of the nominees. Abstentions and broker non-votes will have no effect on the outcome of any of the proposals because they are not considered votes cast, although they will be counted when determining whether there is a quorum. Beginning for shareholder meetings on or after January 1, 2010, the election of directors (Proposal 1) is a “non-discretionary” item. Therefore, if you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to the election of directors and those votes will be counted as “broker non-votes” and will have no effect on the matter being voted upon.

This year, pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent a Notice Regarding the Availability of Proxy Materials (the “Notice”) to certain of our shareholders (excluding those shareholders who previously have requested that they receive electronic or paper copies of our proxy materials). Shareholders have the ability to access our proxy materials on the website referred to in the Notice or request a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet and request a printed copy of our proxy materials may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe this process should expedite your receipt of our proxy materials and reduce the environmental impact of our Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 7, 2010: This Proxy Statement, a form of proxy, a letter to stockholders from our Chief Executive Officer and our Chief Financial Officer, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (“Fiscal Year 2009”), are available for viewing, printing and downloading at www.proxy.circor.com.

Your vote is important. If you are a shareholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the following methods:

1.	Vote by internet by going to the web address www.voteproxy.com and following the instructions for internet voting on such website or on your Notice or proxy card;

2.	Vote by telephone by dialing 1-800-PROXIES (776-9437) and following the instructions for telephone voting at the web address www.voteproxy.com or on your Notice or proxy card; or

3.	Vote by proxy card if you received a paper copy of these materials by completing, signing, dating, and mailing your proxy card in the envelope provided. If you vote by internet or telephone, please do not mail your proxy card.

In order to vote via the Internet or by telephone, shareholders whose shares are registered in their name must have the stockholder identification number which is provided in the Notice received in the mail.

If you hold your shares in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your share voted.

Any properly completed proxy given by shareholders whose shares are registered in their name pursuant to this solicitation may be revoked by one of the following methods:

1.	Filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

2.	Properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities;

3.	Duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting; or

4.	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

To be effective, any written notice of revocation or subsequent proxy must be sent so as to be delivered to the Company’s Secretary at the Company’s corporate headquarters before the taking of the vote at the Annual Meeting.

Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted “FOR” the election of the nominees for Director listed in this Proxy Statement, “FOR” the Performance Goals Proposal, and “FOR” ratification of the selection of Grant Thornton LLP as the Company’s independent auditors for Fiscal Year 2010. It is not anticipated that any other matters will be presented at the Annual Meeting. However, if other matters are duly presented, proxies will be voted in accordance with the discretion of the proxy holders.

Except where otherwise incorporated by reference, neither the Annual Report nor the letter from our Chief Executive Officer and our Chief Financial Officer to our stockholders is a part of the proxy solicitation material.

CORPORATE GOVERNANCE

Independence of Directors

The Board, upon consideration of all relevant facts and circumstances and upon recommendation of the Nominating and Corporate Governance Committee, has affirmatively determined that each Director, other than A. William Higgins, the Chief Executive Officer and the Chairman of the Board, is independent of the Company. In evaluating the independence of each Director, the Board applied the standards and guidelines set forth in the applicable SEC and New York Stock Exchange (“NYSE”) regulations in determining that each non-management Director has no material relationship with the Company, directly or as a partner, shareholder, or affiliate of an organization that has a relationship with the Company. The bases for the Board’s determination include, but are not limited to, the following:

•	Other than Mr. Higgins, no Director is an employee of the Company or its subsidiaries or affiliates.

•	No Director has an immediate family member who is an officer of the Company or its subsidiaries or has any other current or past material relationship with the Company.

•	Other than Mr. Higgins, no Director receives, or in the past three years, has received, any compensation from the Company other than compensation for services as a Director.

•	No Director has a family member who has received any compensation during the past three years from the Company.

•	No Director, during the past three years, has been affiliated with, or had an immediate family member who has been affiliated with, a present or former internal or external auditor of the Company.

•	No executive officer of the Company serves on the compensation committee or the board of directors of any corporation that employs a Director or a member of any Director’s immediate family.

•

No Director is an officer or employee (or has an immediate family member who is an officer or employee) of an organization that sells products and services to, or receives products and services from, the Company in excess of the greater of $1 million or 2% of such organization’s consolidated gross revenues in any fiscal year.

In making its determination, the Nominating and Corporate Governance Committee and the Board also considered the fact that one of our Directors, David F. Dietz, is a partner of Goodwin Procter LLP (“Goodwin Procter”), a law firm that provides legal services to the Company. After considering the fees paid by the Company to Goodwin Procter in proportion to Goodwin Procter’s overall revenues (less than one percent), as well as considering both the independent judgment that Mr. Dietz has exhibited during his 10 and one-half year tenure as a Director and his ability to maintain such independent judgment, the Board determined that the relationship between Goodwin Procter and the Company does not result in Mr. Dietz having a material relationship with the Company and does not compromise his independence.

Principles of Corporate Governance

The Nominating and Corporate Governance Committee of the Board has developed, and the full Board has adopted, a set of Principles of Corporate Governance. The Principles of Corporate Governance are available on the Company’s website at www.circor.com under the “Investors” sub link and a hardcopy will be provided by the Company free of charge to any stockholder who requests it by writing to the Company’s Secretary at the Company’s corporate headquarters.

Code of Conduct and Business Ethics/Compliance Training/Reporting of Concerns

The Company has implemented and regularly monitors compliance with a comprehensive Code of Conduct and Business Ethics (the “Code of Conduct”), which applies uniformly to all directors, executive officers, and employees. Among other things, the Code of Conduct addresses conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with applicable law (including insider trading and anti-bribery laws), and reporting of illegal or unethical behavior. The Code of Conduct is available on the Company’s website at www.circor.com under the “Investors” sub link and a hardcopy will be provided by the Company free of charge to any stockholder who requests it by writing to the Company’s Secretary at the Company’s corporate headquarters.

In order to enhance understanding of and compliance with the Code of Conduct, the Company has undertaken a number of additional steps. Through a third-party provider, the Company maintains an on-line training program pursuant to which all officers and most managerial-level employees must take a series of courses designed to demonstrate the ways in which certain activities might run afoul of the Code of Conduct. In addition, although all employees are encouraged to personally report any ethical concerns without fear of retribution, the Company, through a third-party provider, maintains the CIRCOR International Help Line (the “Help Line”), a toll-free “hotline” through which employees may report concerns confidentially and anonymously. The Help Line facilitates the communication of ethical concerns and serves as the vehicle through which employees may communicate with the Audit Committee of the Board confidentially and anonymously regarding any accounting or auditing concerns. Finally, employees also have the option of communicating concerns to a designated email address that is regularly checked by the Company’s chief legal and compliance officers.

Nomination of Directors/Director Presence at Annual Meetings

General Criteria

The Nominating and Corporate Governance Committee recognizes that the challenges and needs of the Company will vary over time and, accordingly, believes that the selection of director nominees should be based on skill sets most pertinent to the issues facing or likely to face the Company at the time of nomination. Accordingly, the Nominating and Corporate Governance Committee does not believe it is in the best interests of the Company to establish rigid criteria for the selection of nominees to the Board. When assessing nominees to serve as director, the Company’s Principles of Corporate Governance provides that the Nominating and Corporate Governance Committee believes that the Company will benefit from a diversity of background and experience on the Board and, therefore, will consider and seek nominees who, in addition to general management experience and business knowledge, possess, among other attributes, an expertise in one or more of the following areas: finance, manufacturing technology, international business, investment banking, business law, corporate governance, risk assessment, business strategy, organizational development, and investor relations. In addition, there are certain general attributes that the Nominating and Corporate Governance Committee believes all director candidates must possess, which include:

•	A commitment to ethics and integrity;

•	A commitment to personal and organizational accountability;

•	A history of achievement that reflects superior standards for themselves and others; and

•	A willingness to express alternate points of view while, at the same time, being respectful of the opinions of others and working collaboratively with colleagues.

As noted in the Principles of Corporate Governance, a majority of directors must be independent. The Nominating and Corporate Governance Committee, however, also believes that, absent special circumstances, all directors other than the Chief Executive Officer should be independent. The Nominating and Corporate Governance Committee annually assesses the adequacy of the foregoing criteria for Board membership. We believe that, based on the background and experience of each director, as described below, the current Board reflects diversity in business and professional experience and skills.

Shareholder Nominations

The Nominating and Corporate Governance Committee will consider nominations submitted by shareholders, provided that such nominations are submitted to the Company not less than 120 calendar days prior to the first anniversary date on which the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. To submit any such nomination, a shareholder must deliver notice of such nomination to the Secretary of the Company at the Company’s corporate headquarters.

Therefore, in order to be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company’s proxy statement for its annual meeting to be held in 2011, shareholder recommendations for director must be received by the Company’s Secretary prior to November 26, 2010. Any such notice also must include (i) the name and address of record of the shareholder; (ii) a representation that the shareholder is a record holder of the Company’s Common Stock or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended; (iii) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; (iv) a description of the qualifications of the proposed director candidate which address the general criteria for directors as expressed in the Company’s most recent proxy statement; (v) a description of all arrangements or understandings between the shareholder and the proposed director candidate; and (vi) the consent of the proposed director candidate to be named in the proxy statement and to serve as a director if elected at such meeting. Shareholders must also submit any other information regarding the proposed candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC. Nominations that meet the criteria described above will be forwarded to the Chairman of the Nominating and Corporate Governance Committee for further review and consideration by such committee.

Evaluation of Candidates

In evaluating candidates for director, the Nominating and Corporate Governance Committee applies the skills, experience, qualifications and demeanor of the individual against the general criteria set forth above, including the particular needs of and issues facing, or likely to face, the Company at the time of consideration of the individual. In addition, with regard to current Directors, the Nominating and Corporate Governance Committee takes into consideration such individuals’ performance as Directors. The Nominating and Corporate Governance Committee intends to evaluate any shareholder candidates in the same manner as candidates from any other sources.

Director Attendance at Annual Meetings

To date, our Board has not adopted a formal policy regarding director attendance at annual meetings. However, the Board typically schedules a meeting either on or the day before the date of the annual meeting, and our Directors, therefore, are encouraged to and typically do attend the annual meeting. At our last annual meeting, which was held on April 29, 2009, all of our Directors at the time were in attendance except for Dewain K. Cross, who was ill at the time of the annual meeting and passed away in August 2009. We anticipate that all of our Directors will be in attendance at the May 7, 2010 Annual Meeting.

Our Board and Committee Structure

The Board

Our Board currently consists of seven members who are divided into three classes, with three Directors in Class I, two Directors in Class II, and two Directors in Class III. Directors serve for staggered three-year terms, with one class of Directors being elected by the Company’s stockholders at each annual meeting. Our Board maintains three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The table below sets forth the name, age, class, and committee membership for each of our directors as of March 26, 2010:

Director	Age	Director Class	Audit Committee	Compensation Committee	Nom/Corporate Governance Committee	Non- Mgmt Directors
Jerome D. Brady	66	II		C		✓
Peter M. Wilver	50	II	M		M	✓
C. William Zadel	66	III	M		C	✓
A. William Higgins	51	III
David F. Dietz	60	I			M	✓(1)
Douglas M. Hayes	66	I	C	M		✓
Thomas E. Naugle	71	I		M		✓

C Chairman of Committee	Director ClassTerm Expires at annual meeting:	II = 2010
M Committee Member		III = 2011
(1) Lead Independent Director		I = 2012

Director Qualifications

The biographies of each of the nominees and continuing Directors below contain, among other things, information regarding the person’s service as a Director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that, among other things, led the Nominating and Corporate Governance Committee and the Board to the conclusion that such individual should serve as a director for the Company.

Jerome D. Brady. Mr. Brady has served as a member of the Board since April 2003. Prior to retiring in 2000, Mr. Brady served as the President and Chief Executive Officer of C&K Components, Inc., a manufacturer of electronic components located in Watertown, Massachusetts. He also previously served as Chairman, President and Chief Executive Officer of AM International, Inc., a global manufacturer of printing equipment, headquartered in Rosemont, Illinois. Mr. Brady is also a director of Franklin Electric Company, Inc. We believe Mr. Brady’s qualifications to sit on our Board include his record of success in leadership positions in manufacturing companies having attributes similar to our Company, as well as his extensive experience in corporate acquisitions and international markets.

David F. Dietz. Mr. Dietz has served as a member of the Board since its inception in July 1999. Mr. Dietz or his professional corporation has been a partner of the law firm of Goodwin Procter since 1984. Mr. Dietz is also a director of the Andover Companies, a property and casualty insurance company, and High Liner Foods (USA), Inc., a frozen food company. We believe Mr. Deitz’ qualifications to sit on our Board include his experience in corporate governance and legal matters, including corporate acquisitions and corporate finance.

Douglas M. Hayes. Mr. Hayes has served as a member of the Board since October 2002. Since 1997, Mr. Hayes has been the President of Hayes Capital Corporation, a private investment firm and, from 1997 through 2001, he also served as Chairman of Compass Aerospace Corporation, an aerospace parts manufacturer. From 1986 through 1997, Mr. Hayes was a Managing Director of the investment firm Donaldson, Lufkin & Jenrette. Mr. Hayes currently is a member of the board of directors of Reliance Steel and Aluminum Co. and, from 2004 through 2008, was a member of the board of directors of Sands Regent, Inc. We believe Mr. Hayes’ qualifications to sit on our Board include his record of success as an investment banker and as a partner of a major investment bank, as well as the related expertise he possesses in capital markets, corporate acquisitions, corporate finance and the energy and aerospace industries.

A. William Higgins. Mr. Higgins has served as a member of the Board since March 2008 and was appointed as the Chairman of the Board effective February 25, 2009. Mr. Higgins has been employed as the Company’s Chief Executive Officer since March 1, 2008. He joined the Company as Executive Vice President and Chief Operating Officer in January 2005 and was elevated to the position of President and Chief Operating Officer in November 2006. Prior to joining the Company, Mr. Higgins spent 13 years in a variety of senior management positions with Honeywell International and AlliedSignal, most recently serving as Vice President and General Manager, Americas, for the Honeywell Building Solutions Business, and, prior to that, as Vice President and General Manager of the AlliedSignal Grimes Aerospace Business, General Manager of the AlliedSignal Aerospace Services Anniston Repair and Overhaul Business, and Director of East Asia Business Development for the Electronic Materials Business

Unit. Mr. Higgins is also a member of the board of directors of Kaman Corporation, a publicly-traded manufacturer in the aerospace and industrial distribution markets. We believe Mr. Higgins’ qualifications to sit on the Board include his knowledge of the Company’s operational matters and competitors, as well as his extensive prior experience leading operations of large, diversified, and multi-national manufacturing companies.

Thomas E. Naugle. Mr. Naugle has served as a member of the Company’s Board since October 2002. Mr. Naugle has been the President of Naugle & Company, a private investment firm, since August 1982. From 1984 until 1999, Mr. Naugle also served as the Chairman and Chief Executive Officer of Barrett Trailers, Inc., a manufacturer of semi-trailers, and from 1986 through 1996, he was the Chairman and Chief Executive Officer of Tulsa Winch, Inc. From 1967 through 1980, Mr. Naugle held a series of senior management positions at Cooper Industries, Inc. Mr. Naugle currently serves as a director of the Tulsa Boys’ Home and, from 1998 through 2007, was a director of AAON, Inc. We believe Mr. Naugle’s qualifications to sit on the Board include his record of success in leadership positions in the energy industry, as well as his experience with manufacturing companies, corporate acquisitions and corporate strategy.

Peter M. Wilver. Mr. Wilver has served as a member of the Company’s Board since February 2010. Mr. Wilver is a Senior Vice President and the Chief Financial Officer of Thermo Fisher Scientific Inc. (“Thermo Fisher”), a publicly-traded leading provider of laboratory products and services. Mr. Wilver joined Thermo Fisher in October 2000 as Vice President, Financial Operations, and was named Chief Financial Officer of Thermo Electron in October of 2004. Before joining Thermo Fisher, Mr. Wilver worked for General Electric, Grimes Aerospace Company, and Honeywell International (formerly AlliedSignal), where he served as a Vice President and Chief Financial Officer of the electronic materials division. We believe Mr. Wilver’s qualifications to sit on the Board include his experience in strategic planning and expertise in leading the financial and accounting functions of large, multi-national manufacturing companies.

C. William Zadel. Mr. Zadel has served as a member of the Board since October of 2007. In December of 2004, Mr. Zadel retired from Mykrolis Corp. From August of 2001 until December of 2004, Mr. Zadel was Chairman and Chief Executive Officer of Mykrolis Corp., a multinational company focused on developing, manufacturing, and marketing technically advanced filtration, purification, and control products for the global semiconductor industry. Mykrolis was the former microelectronics division of Millipore Corporation. Before becoming Chief Executive Officer of Mykrolis at its separation from Millipore in August 2001, Mr. Zadel was Chairman and Chief Executive Officer of Millipore, beginning in April of 1996. Mr. Zadel also serves as a director of Kulicke & Soffa Industries, Inc. and, from 1996 to 2008, served as a director of Maritech, Inc. We believe Mr. Zadel’s qualifications to sit on the Board include his record of success as a leader of manufacturing companies, as well as his experience in corporate strategy and corporate acquisitions.

Committees

Audit Committee. The Audit Committee, which consists of Messrs. Hayes, Wilver, and Zadel, is directly responsible for overseeing the integrity of the Company’s financial statements and for the appointment, compensation, retention and oversight of the work of the firm of independent auditors (the “Auditors”)

that audits the Company’s financial statements and performs services related to the audit. Among other responsibilities, the Audit Committee reviews the scope and results of the audit with the Auditors, reviews with management and the Auditors the Company’s annual and quarterly operating results, considers the adequacy of the Company’s internal accounting procedures and controls, and considers the effect of such procedures on the Auditors’ independence. The Audit Committee also is responsible for overseeing the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. To satisfy these oversight responsibilities, the Audit Committee separately meets regularly with the Company’s Chief Financial Officer; Director of Internal Audit; Grant Thornton LLP, the Company’s independent auditors; and management. Pursuant to the requirements of the NYSE, the Audit Committee operates in accordance with a charter (the “Audit Committee Charter”), which is available on the Company’s website at www.circor.com under the “Investors” sub link. The Company will provide a hardcopy of the Audit Committee Charter to shareholders free of charge upon written request to the Company’s Secretary at the Company’s corporate headquarters. Each member of the Audit Committee is “independent,” as that term is defined in both the applicable listing standards of the NYSE and the rules of the SEC. Each member also meets the financial literacy requirements of the NYSE and, in addition, the Board has determined that at least two of the Committee’s members, Mr. Hayes and Mr. Wilver, are “audit committee financial experts” under the disclosure standards adopted by the SEC.

Compensation Committee. The Compensation Committee, which consists of Messrs. Brady, Hayes, and Naugle (all of whom have been affirmatively determined by the full Board to be independent directors), reviews and recommends the compensation arrangements for the Company’s Chief Executive Officer and for all other officers and senior level employees; reviews general compensation levels for other employees as a group; determines the awards to be granted to eligible persons under the Equity Incentive Plan; and takes such other action as may be required in connection with the Company’s compensation and incentive plans, including with respect to compensation and risk-management issues. To assist in satisfying these oversight responsibilities, the Compensation Committee has retained its own compensation consultant, Towers Watson & Co. (formerly Watson Wyatt Worldwide, Inc.) (“Towers Watson”), and meets regularly with management to understand the financial and human resources implications of the compensation decisions being made, as well as the impact such decisions have on stockholders. The Compensation Committee has the sole authority from the Board for the appointment, compensation and oversight of Towers Watson as the Company’s outside compensation consultant. Towers Watson’s fees for executive compensation consulting to the Compensation Committee in Fiscal Year 2009 were approximately $28,500. The executive compensation services provided include assisting in defining the Company’s executive compensation strategy, providing market benchmark information, supporting the design of incentive compensation plans and considering regulatory and governance guidelines.

During Fiscal Year 2009, Towers Watson was also retained by Company management to provide services unrelated to executive compensation, including actuarial, administrative, and compliance services relative to the Company’s retirement plans. The aggregate fees paid for those other services in Fiscal Year 2009 were approximately $396,700. The Compensation Committee neither reviewed nor approved the other services provided by Towers Watson, as those services were approved by management in the normal course of business. Based on the procedures employed by the Compensation Committee and Towers Watson, the Compensation Committee believes that the consulting advice it receives from Towers Watson is objective and not influenced by Towers Watson’s other relationships with the Company.

For additional discussion regarding the role of the compensation consultant, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis.” The Compensation Committee operates in accordance with a charter (the “Compensation Committee Charter”), which is available on the Company’s website at www.circor.com under the “Investors” sub link. The Company also will provide a hardcopy of the Compensation Committee Charter to shareholders free of charge upon written request to the Company’s Secretary at the Company’s corporate headquarters.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which consists of Messrs. Zadel, Dietz, and Wilver (all of whom have been affirmatively determined by the full Board to be independent Directors), is responsible for establishing criteria for selection of new directors, identifying individuals qualified to become directors, and recommending candidates to the Board for nomination as directors. In addition, the Nominating and Corporate Governance Committee is responsible for recommending to the Board a set of corporate governance principles applicable to the Company, overseeing the evaluation of the Board and management, recommending to the Board appropriate levels of director compensation and, together with the Audit Committee, monitoring compliance with the Company’s Code of Conduct. The Nominating and Corporate Governance Committee operates in accordance with a charter (the “Nominating and Corporate Governance Charter”), which is available on the Company’s website at www.circor.com under the “Investors” sub link. The Company also will provide a hardcopy of the Nominating and Corporate Governance Charter to shareholders free of charge upon written request to the Company’s Secretary at the Company’s corporate headquarters.

Except for the availability of this Proxy Statement and the Form of Proxy for the 2010 Annual Meeting of stockholders, which are available for viewing, printing and downloading at www.proxy.circor.com, the information on the Company’s website is not part of this Proxy Statement.

Board and Committee Meetings

The following table sets forth the number of meetings held during Fiscal Year 2009 by the Board and by each committee. Each of the Directors attended at least 75% of the total number of meetings of the Board and of the committees of which he was a member during the time each such individual was a member of the Board.

Number of Meetings Held
Board of Directors	11
Audit Committee	5
Compensation Committee	2
Nominating and Corporate Governance Committee	3

Board Leadership Structure and Role in Risk Oversight: Chairman of the Board; Lead Independent Director; Communications with Independent Directors

The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer and couples this combined position with a separate lead independent director to further strengthen the Company’s governance structure. The Board believes this leadership model, together with all Board members (other than the Chairman) being independent, all key committees of the Board being comprised solely of, and chaired by, independent directors, and the Company’s established governance guidelines, provides an effective leadership structure for the Company. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and aligns corporate strategy with the Company’s day-to-day operations. In addition, to ensure effective independent oversight of the Company, the Board has adopted a number of governance practices, including a strong lead independent director role (as described below) and at least quarterly meetings of the independent directors of the Board.

Mr. Higgins was elevated to the position of President and Chief Executive Officer effective March 1, 2008 and elected to the position of Chairman of the Board effective February 25, 2009. In considering the election of Mr. Higgins to the position of Chairman of the Board, the independent members of the Board at that time considered whether to separate the roles of Chairman of the Board and Chief Executive Officer and decided not to do so. The independent directors believed that because Mr. Higgins was selected by the Board to manage the Company on a day-to-day basis as Chief Executive Officer, his direct involvement in the Company’s operations makes him uniquely qualified to lead the Board in effective decision-making and to efficiently align the Company’s day-to-day operations with the Board’s objectives.

The lead independent director presides over executive sessions of the independent directors on at least a quarterly basis and from time to time as necessary, to review key decisions and discuss any issues that might more properly be raised independent of management. The lead independent director maintains close contact with the chairperson of each standing committee of the Board, serves as liaison between the Chairman of the Board and the independent directors, and consults with the Chairman regarding the agenda for Board meetings and scheduling to ensure there is sufficient time for discussion of agenda items. The lead independent director also oversees the Company’s policy on communications between stockholders or other interested parties and independent directors and has the authority to call meetings of the independent directors. In fact, recognizing there may be a circumstance where a stockholder or other interested party’s interest should be represented independent of management, one of the lead independent director’s key responsibilities is to receive, review and, where necessary, act upon direct communications from stockholders and other interested parties who wish to communicate with the Board on a confidential basis. The independent directors believe that Mr. Dietz’ extensive experience in corporate governance and legal matters and his ten and one-half years of experience as a director of the Company qualify him to serve as lead independent director.

The Board has established a process through which interested parties, including stockholders, may communicate on a confidential basis with the independent directors, through the lead independent director. Specifically, confidential communications may be sent directly to the lead independent director at the following address: P.O. Box 146699, Boston, Massachusetts 02114.

Board Risk Oversight

We believe that our current Board leadership structure fosters appropriate risk oversight for the Company for a number of reasons, the most significant of which are discussed below. The Board is actively involved in oversight of risks that could affect the Company. This oversight is administered primarily through the committees of the Board, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees (which are available on the Company’s website, as described above), but the full Board retains responsibility for the general oversight of risk. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions under its purview, as well as through regular reports directly from personnel of the Company responsible for oversight of particular risks within the Company. This process enables the Board and its committees to coordinate risk oversight, particularly with respect to risks that are overseen by different committees of the Board and different personnel within the Company. The executive sessions of the Board allow the independent directors to review key decisions and discuss matters in a manner that is independent of the Chief Executive Officer and, where necessary, critical of the Chief Executive Officer and senior management. In addition, all key committees of the Board are comprised solely of, and chaired by, independent directors.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, two Class II Directors will be elected to serve until the annual meeting of Stockholders in 2013 and until each such Director’s successor is duly elected and qualified or until each such Director’s earlier death or resignation. The Nominating and Corporate Governance Committee has recommended, and the full Board has nominated, Jerome D. Brady and Peter M. Wilver, the current Class II Directors, for re-election. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of Mr. Brady and Mr. Wilver as Directors. Mr. Brady and Mr. Wilver have each agreed to stand for re-election and to serve, if re-elected, as Directors. However, if either Mr. Brady or Mr. Wilver fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board may recommend.

Vote Required For Approval

A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect the each nominee as a Director of the Company.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES OF THE BOARD AS DIRECTORS OF THE COMPANY.

MANAGEMENT

Executive Officers and Key Employees

Our executive officers and key employees, and their respective ages and positions as of March 26, 2010, are as follows:

Name	Age	Position
A. William Higgins	51	Chairman of the Board of Directors, President and Chief Executive Officer
Frederic M. Burditt	59	Vice President, Chief Financial Officer and Treasurer
Richard A. Broughton	43	Vice President, Chief Information Officer
John F. Kober, III	40	Vice President, Corporate Controller and Assistant Secretary
Alan J. Glass	46	Vice President, General Counsel and Secretary
Susan M. McCuaig	52	Vice President, Human Resources
Arjun Sharma	33	Vice President, Business Development
Christopher R. Celtruda	41	Group Vice President and General Manager, Circor Aerospace Products
Paul M. Coppinger	48	Group President, Circor Energy Products
Wayne F. Robbins	58	Group Vice President, Circor Flow Technologies

A. William Higgins. Please see the biographical information provided in the section of this Proxy Statement entitled, “Our Board and Committee Structure—The Board.”

Frederic M. Burditt. Mr. Burditt joined the Company as Vice President, Chief Financial Officer and Treasurer in February 2008. For the seven previous years, Mr. Burditt served as Chief Financial Officer of Danaher Tool Group, a large division of Danaher Corporation (“Danaher”), a diversified manufacturer known for its world-class implementation of lean operating principles. Prior to joining Danaher in 2001, Mr. Burditt had served as Chief Financial Officer of MedSource Technologies, Inc., a contract medical device manufacturing and engineering services provider, and prior to that, he spent 18 years in positions of increasing responsibility with The Stanley Works, including financial responsibility for their $2.5 billion manufacturing organization operating in 30 countries.

Richard A. Broughton. Mr. Broughton joined the Company in December 2006 as Vice President and Chief Information Officer. From June 2004 to December 2006, Mr. Broughton served as the Director, IT Strategy and Vice President, Information Technology for Dunkin’ Brands, Inc. and from January 1997 until June 2004, he served as Chief Information Officer at Computerworld, Inc.

John F. Kober, III. Mr. Kober has served as the Vice President, Corporate Controller and Assistant Secretary of the Company since February 2006, as Vice President and Corporate Controller from September 2005 until February 2006, and as Assistant Corporate Controller since joining the Company in April 2004 until September 2005. From November 2002 until April 2004, Mr. Kober was Director of Corporate Accounting at Manufacturers’ Services Limited, a global electronics manufacturer, where he had responsibility for the company’s internal and external accounting functions. Prior to joining Manufacturers’ Services Limited, he worked as a Manager for the public accounting firm of PricewaterhouseCoopers, where he focused on managing accounting due diligence engagements for various public and private company clients.

Alan J. Glass. Mr. Glass has served as Vice President, General Counsel and Secretary since February 2006, as General Counsel and Assistant Secretary from February 2003 until February 2006, and as Corporate Counsel and Assistant Secretary from February 2000 until February 2003. Mr. Glass served as Corporate Counsel and Assistant Secretary of Wyman-Gordon Company, an aerospace manufacturer, from June 1996 to February 2000. Prior to that time, he spent seven years in private practice as a general corporate attorney.

Susan M. McCuaig. Ms. McCuaig has served as the Vice President, Human Resources of the Company since joining the Company in May 2005. Previous to that, from December 2003 until May 2005, Ms. McCuaig served as Assistant Vice President Human Resources for State Street Corporation, where she supported State Street’s Wealth Managers Services and Securities Finance divisions. From February 2003 through December 2003, she was a human resources advisor to Radius Capital Partners, LLC, a buyout firm engaged in strategic mergers and acquisitions in the telecommunications, technology and financial services industries. From November 2001 through February 2003, she served as Vice President of Human Resources for Color Kinetics Incorporated, a full spectrum digital lighting company. From February 2001 through November 2001, she was a partner in Website000 LLC, a business specializing in strategic and organizational development of start-up and emerging growth companies and, prior to that, served as Vice President of Human Resources and Investor Relations for Send.com.

Arjun Sharma. Mr. Sharma has served as Vice President, Business Development since joining the Company in September 2009. Mr. Sharma oversees the Company’s mergers and acquisitions and strategic planning functions. Prior to joining the Company, Mr. Sharma served as managing director at Global Equity Partners, a venture capital and strategy consulting firm, where he was responsible for executing equity investments and leading client engagements on acquisitions, divestitures, and growth strategy. From 2007 to 2008, he was Director of Mergers and Acquisitions at Textron Inc., a $13 billion multi-industry company with a global network of aircraft, defense, industrial and finance businesses, where he was responsible for developing the company’s M&A strategy and leading acquisition and divestiture transactions. From 2002 to 2007, Mr. Sharma held various positions of increasing responsibility at SPX Corporation, a Fortune 500 multi-industry company, culminating in his appointment as Director of Corporate Development.

Christopher R. Celtruda. Mr. Celtruda, who joined the Company in June 2006 as Group Vice President—Circor Aerospace Products, has over 19 years of experience in the aerospace and fluid power industries, including 11 years with Honeywell and Allied Signal. From October 2004 until June 2006, he served as Group Vice President and Director of the $600 million Integrated Supply Chain for Honeywell Aerospace Mechanical Components. Prior to that, from October 2001 until October 2004, he served as General Manager of Operations for a $250 million Engine Systems and Accessories business unit of Honeywell. Mr. Celtruda began his career with General Dynamics and is a Six Sigma Black Belt.

Paul M. Coppinger. Effective January 1, 2009, Mr. Coppinger was elevated to the position of Group President of Circor Energy Products. Since joining the Company in July 2001, Mr. Coppinger had served as Group Vice President—Circor Energy Products. Since 2008, Mr. Coppinger has been on the Executive Committee of the Petroleum Equipment Suppliers Association as the Mid-Continent District Chairman. He also is a member of the board of directors of Prosep, Inc., a Canadian provider of process solutions to the oil and gas industry. Mr. Coppinger’s prior experience includes 13 years with Baker Hughes, most recently serving as Vice President Sales & Marketing of EIMCO, its $200-million process equipment division. While at Baker Hughes, Mr. Coppinger held various positions of increasing responsibility in field services, engineering, sales, product line management, region management, and as a division executive. During five of those 13 years, Mr. Coppinger worked in Baker Hughes’ Asia Pacific operations, living in Indonesia and Singapore.

Wayne F. Robbins. Effective August 1, 2008, Mr. Robbins was elevated to the position of Group Vice President—Circor Flow Technologies, with overall responsibility for the then-combined Circor Instrumentation Technologies and Thermal Fluid Controls business units. Mr. Robbins, who joined the Company as Group Vice President—Circor Instrumentation Technologies in March 2006, has over 30 years of experience in the fluid controls industry. From March 2002 through June 2005, Mr. Robbins was employed by Precision Castparts Corp. (“PCC”) where he served as President of PCC’s $350-million Flow Technologies Division until PCC sold the various companies comprising this division in 2005. From March 1994 until September 2001, he worked for DeZurik, Inc. (“DeZurik”), a $180-million manufacturer of industrial valves, actuators and instruments, serving first as Vice President Marketing/Research & Development and then as President. Prior to DeZurik, Mr. Robbins spent 15 years in progressively more senior management positions with Fisher Controls, including six years in overseas assignments.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

The Company’s Code of Conduct includes our written policy that any transaction with our Directors (or their immediate family members) be approved by our Nominating and Corporate Governance Committee and then by the remaining disinterested members of our Board, and be on terms no less favorable to us than we could obtain from non-affiliated parties.

Related Person Transactions

As noted above under “Corporate Governance—Independence of Directors,” Mr. Dietz is a Director of the Company and a partner at Goodwin Procter, a law firm that provides legal services to the Company. In Fiscal Year 2009, the Company paid Goodwin Procter approximately $1,000,000 in legal fees and disbursements. The Company engages Goodwin Procter from time to time in the ordinary course of our business, on an arm’s length basis. Under NYSE rules, the Board determines annually, based on all of the relevant facts and circumstances and the recommendations of the Nominating and Corporate Governance Committee (excluding, when necessary, any members whose independence as a Director is being evaluated), whether each director satisfies the criteria for independence and periodically evaluates related person transactions involving directors in connection with such process. In Fiscal Year 2009, the relationship described above was reviewed, considered and approved in the course of the Board’s annual review and determination of director independence, and after considering the fees paid by the Company to Goodwin Procter in proportion to Goodwin Procter’s overall revenues (less than one percent), as well as considering both the independent judgment that Mr. Dietz has exhibited during his 10 and one-half year tenure as a Director and his ability to maintain such independent judgment, the Board determined that the relationship between Goodwin Procter and the Company does not compromise Mr. Dietz’ independence.

Under the terms of a letter agreement dated December 30, 2008, between the Company and Mr. Celtruda, the Company agreed to reimburse Mr. Celtruda for a portion of certain real estate related losses he incurred in connection with the Company’s relocation of Mr. Celtruda upon his hiring in June 2006. The letter agreement also provided for the Company to pay such amounts to Mr. Celtruda as are necessary to cover all federal and state income taxes pertinent to this transaction on a grossed-up basis. The total compensation received by Mr. Celtruda under this agreement in Fiscal Year 2009 was $372,374. Subject to certain exceptions, the letter agreement specifies an obligation by Mr. Celtruda to reimburse a portion of the Company’s payments in the event that his employment with the Company terminates prior to December 31, 2012 according to a prescribed schedule. The terms of the letter agreement were approved by the Compensation Committee, which is comprised entirely of independent directors, and which determined that, among other things, this compensatory arrangement served as a means to retain the employment of Mr. Celtruda for the benefit of the Company. Please see footnote 12 to the Summary Compensation Table on page 30 of this Proxy Statement for additional information regarding this arrangement.

Other than as described above, during Fiscal Year 2009, the Company was not a party to any other transaction where the amount involved exceeds $120,000 and in which an executive officer, director, director nominee or 5% stockholder (or their immediate family members) had a material direct or indirect interest and no such person was indebted to the Company.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Compensation Committee. In addition, none of the Company’s executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the Board. As we have noted above, Mr. Dietz is a partner of Goodwin Procter, a law firm which provides legal services to the Company. As noted above, the Board, after consultation with the Nominating and Corporate Governance Committee, has affirmatively determined that this relationship does not compromise Mr. Dietz’ independence.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The following Compensation Discussion and Analysis describes the material elements of our Fiscal Year 2009 compensation program and compensation paid thereunder. Most of the discussion relates to our “Named Executive Officers” for Fiscal Year 2009, who were:

A. William Higgins	Chairman, President and Chief Executive Officer
Frederic M. Burditt	Vice President, Chief Financial Officer and Treasurer
Paul M. Coppinger	Group President, Circor Energy Products
Christopher R. Celtruda	Group Vice President, Circor Aerospace Products
Wayne F. Robbins	Group Vice President, Circor Flow Technologies

The Compensation Committee makes all decisions for the total direct compensation of the Named Executive Officers based on the factors described below. The Compensation Committee is comprised solely of independent, non-employee Directors. In addition, for Named Executive Officers other than the Chief Executive Officer, the Compensation Committee also considers the Chief Executive Officer’s recommendations.

Compensation Philosophy and Objectives

We believe that the most effective executive compensation program is one that is designed to attract, retain, and motivate highly qualified and talented executives and reward the achievement of specific annual, long-term and strategic goals that promote the profitable growth of the Company and improve shareholder value. Accordingly, Company’s current executive compensation programs are intended to achieve two fundamental objectives: (1) attracting and retaining qualified executives by offering compensation and benefits (including retirement benefits) that are competitive with industry peers; and (2) motivating executives to achieve results that improve long-term organizational value by aligning executives’ interests with those of our stockholders.

As described in more detail below, the material elements of the current executive compensation program for Named Executive Officers include a base salary, an annual bonus opportunity, a long-term incentive opportunity, retirement benefits, perquisites and other benefits, and severance protection for certain actual or constructive terminations of the Named Executive Officers’ employment. We believe that each element of our executive compensation program helps us to achieve one or both of the compensation objectives noted above.

Setting Executive Compensation

To assist the Compensation Committee in assessing and determining competitive compensation packages structured based on the foregoing objectives, beginning in 2006, we engaged Towers Watson as an independent compensation consultant to conduct annual reviews of our total compensation program for the Chief Executive Officer, and for other key executives. Towers Watson’s responsibilities include reviewing and advising on all principal aspects of executive and non-employee director compensation, including base salaries, bonuses, and equity awards, as applicable. No member of the Compensation Committee or any Named Executive Officer has any affiliation with Towers Watson. Towers Watson is retained by both the Compensation Committee and the Company, but for purposes of executive compensation matters, it reports directly to the Compensation Committee. As discussed in the section of this Proxy Statement titled, “Corporate Governance,” while Towers Watson provides services other than executive compensation consultation to the Company, the Compensation Committee believes that the compensation advice it receives from Towers Watson is objective and is not influenced by Towers Watson’s other relationships with the Company.

The Compensation Committee makes final compensation decisions regarding our Chief Executive Officer based on review of information and recommendations provided by Towers Watson and accepts or modifies such recommendations as it deems appropriate. Our Chief Executive Officer makes recommendations to the Compensation Committee as to appropriate compensation for executives other than himself, including the Named Executive Officers. The Compensation Committee, with the assistance of Towers Watson, reviews the appropriateness of the recommendations of the Chief Executive Officer and accepts or modifies such recommendations as it deems appropriate. Our Chief Executive Officer is not a member of the Compensation Committee and does not vote at Compensation Committee meetings. Although our Chief Executive Officer regularly attends Compensation Committee meetings, he is present only by invitation of the Compensation Committee and he does not attend executive sessions or participate in discussions regarding his own compensation.

For Fiscal Year 2008, with the assistance of Towers Watson, the Compensation Committee identified a peer group of the 12 companies listed below, whose executive compensation programs were analyzed for market-check purposes. Peer companies were primarily selected in order to include industrial manufacturing companies with which the Company competes for talent and which are roughly comparable to the Company in terms of market capitalization and/or revenue. The peer companies have industry classifications comparable to those of the Company; are U.S.-based, publicly-traded companies; and had median annual revenues of $619 million versus the Company’s $626 million as of the most recently available data at the time of analysis. The Compensation Committee selected the following peer companies:

•	Albany International Corp.;

•	Ampco-Pittsburgh Corporation;

•	Badger Meter, Inc.;

•	CLARCOR Inc.;

•	Curtiss-Wright Corporation;

•	ESCO Technologies Inc.;

•	Esterline Technologies Corporation;

•	The Gorman-Rupp Company;

•	GSI Group Inc.;

•	Kaydon Corporation;

•	Robbins & Myers, Inc.;

•	Tennant Company; and

•	Watts Water Technologies, Inc.

Based on Towers Watson’s advice, the Compensation Committee determined that benchmark compensation data would not be expected to vary significantly from 2008 to 2009. Accordingly, the Compensation Committee decided not to have Towers Watson perform an executive compensation market-check before Fiscal Year 2009.

Towers Watson provides reports to the Compensation Committee comparing compensation of our most senior executive officers to that of the most senior executive officers at our peer group companies, as well as published compensation surveys. Peer company data is derived from SEC filings by the peer companies. Published survey data is compiled for the durable goods manufacturing industry for similarly sized organizations from the Towers Watson Data Services Report on Top Management Compensation and the Mercer Benchmark Survey-Executive. The Compensation Committee does not set executive compensation solely by reference to specific percentile or benchmark targets. Rather, while considering external competitive market practices, the Compensation Committee makes each decision based on what it determines is necessary and appropriate to attract, motivate and retain the executives and to reward such executives for achieving specific annual, long-term, and strategic goals that promote the profitable growth of the Company and enhance shareholders value.

For Fiscal Year 2009, the Compensation Committee’s executive compensation decisions resulted in salary and total cash compensation for our executive officers which approximate the median of the competitive benchmarks and total compensation, including equity that is between the 25th percentile and median of the competitive benchmarks for our Chief Executive Officer and Chief Financial Officer and between the median and 75th percentile for the other Named Executive Officers. We believe this level of compensation achieves our compensation objectives described above.

As a result of the compensation philosophies described above, a significant percentage of total executive compensation is allocated to incentives tied to achievement of financial business results and Company strategic goals. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviewed information provided by Towers Watson to determine the appropriate level and mix of incentive compensation.

2009 Executive Compensation Components

For the Fiscal Year 2009, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	performance-based annual incentive compensation;

•	long-term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salary

The Company provides the Named Executive Officers and other employees with a competitive base salary to compensate them for services rendered during the fiscal year. Toward the end of each fiscal year, the Compensation Committee generally reviews and establishes the base salaries for each of the Company’s executives for the ensuing fiscal year. Based on its philosophies and in consultation with Towers Watson, as described above, the Compensation Committee determined that the appropriate base salary for each Named Executive Officer for Fiscal Year 2009 was the amount reported for such officer in Column (c) of the Summary Compensation Table on page 30.

For Mr. Higgins, the Compensation Committee, with the assistance of Towers Watson, developed a compensation structure based on a review of our peer group companies’ chief executive officer compensation. Mr. Higgins’ salary, bonus and, incentive compensation were market-derived and market-driven, and also took into account a subjective assessment by the Compensation Committee of the nature of the position of Chief Executive Officer. Based on these factors, the Compensation Committee determined that the appropriate base salary for Mr. Higgins for Fiscal Year 2009 was the amount reported for him in Column (c) of the Summary Compensation Table on page 30.

For Mr. Burditt, the Compensation Committee, with the assistance of Towers Watson, developed a compensation structure based on a review of our peer group companies’ chief financial officer compensation. The Compensation Committee set Mr. Burditt’s salary, bonus and, incentive compensation at the market median of the peer group companies. Based on these factors, the Compensation Committee determined that the appropriate base salary for our Chief Financial Officer for Fiscal Year 2009 was the amount reported for him in Column (c) of the Summary Compensation Table on page 30.

Towers Watson provided the Company with a detailed compensation analysis in 2008 and, after consulting with management, updated the analysis in 2009. As a result of this update and its review of executive performance, the Compensation Committee initially approved merit-based increases in executive compensation, including for the Named Executive Officers, for Fiscal Year 2009. However, in light of the rapid deterioration in economic conditions, the executive officers elected to forego the increases for Fiscal Year 2009. As noted in the Summary Compensation Table on page 30, Mr. Coppinger received increased compensation in connection with his promotion to Group President of Circor Energy Products effective January 1, 2009.

Performance-Based Annual Incentive Compensation

Consistent with the principle that our executives should be motivated to improve shareholder value but not be encouraged to take unnecessary risks, we believe that an important portion of the overall cash compensation for executive officers should be contingent upon the successful achievement of annual corporate goals that we believe will drive shareholder value. Our 2009 management bonus plan provided for a target cash bonus, achievement of which is dependent upon the attainment of certain performance goals. The actual target bonus for each executive officer is based on a percentage of the officer’s base salary. Based on the recommendation of our Chief Executive Officer, in consultation with Towers Watson, for executive officers, and Towers Watson’s recommendation for the Chief Executive Officer, the Compensation Committee set the target bonus awards for 2009 at the following percentages of base salary: 75% for Mr. Higgins, 65% for Mr. Burditt, 55% for Mr. Coppinger, 55% for Mr. Celtruda, and 50% for Mr. Robbins. Depending on the achievement of the predetermined goals, the annual bonus may be less than or greater than the target bonus. For example, a minimum, target, and maximum level of achievement are pre-determined by the Compensation Committee with respect to each goal with respective payouts of 0%, 100%, and 200%. Therefore, the maximum possible payout under the 2009 management bonus plan was 200% of the target bonus.

Each year, the Compensation Committee sets the performance targets at what it believes to be aggressive-yet-achievable levels. The performance targets require the high performance and substantial commitment we believe drives shareholder value. For Fiscal Year 2009, these goals for corporate executives fell into four categories: (i) company-wide adjusted earnings per share; (ii) company-wide net sales; (iii) days supply inventory; and (iv) a strategic objective component (with specific objectives aligned with the Company’s long-term strategic goals). The goals for group executives fell into four categories: (i) group-wide adjusted operating income; (ii) group-wide net sales; (iii) group-wide days supply inventory; and (iv) a strategic objective component (with specific objectives aligned with the Company’s long-term strategic goals). The Compensation Committee believed these goals to effectively balance the desire to generate short-term results with enhancement of the Company’s long-term organizational value.

The following table shows each Named Executive Officer’s performance targets, the weighting and degree of achievement, as approved by the Compensation Committee. The metrics and measures presented in the tables below were derived and evaluated using internal criteria which do not necessarily correlate with Generally Accepted Accounting Principles (“GAAP”) reported results. For example, non-GAAP metrics adjust for items that, in the view of the Compensation Committee, are not related to the ongoing operating performance of the Company, such as goodwill impairment charges, certain asbestos litigation related costs, acquisition charges, and fluctuations in currency exchange rates.

The following table shows the Fiscal Year 2009 performance targets, weighting and degree of attainment for Mr. Higgins.

Target Performance Range

Company Goals	Weight	Threshold	Target	Maximum	Result	Payout Factor for Fiscal Year 2009
Adjusted Earnings Per Share	40%	$2.75	$3.66	$4.58	$2.44	0%
Net Sales	20%	$637,234	$749,687	$862,140	$636,957	0%
Days Supply Inventory	20%	120.4	111.2	103.3	137.9	0%
Strategic Objectives	20%	(1)	(1)	(1)	(1)	(2)

(1)	The Compensation Committee determined that the target goal and degree of attainment for the strategic objectives performance measure should be qualitative.
(2)	Although Mr. Higgins made considerable progress towards the achievement of his strategic objectives, due to the recessionary market conditions, he elected not to receive a bonus under the 2009 management bonus plan.

The following table shows the Fiscal Year 2009 performance targets, weighting and degree of attainment for Mr. Burditt.

Target Performance Range

Company Goals	Weight	Threshold	Target	Maximum	Result	Payout Factor for Fiscal Year 2009
Adjusted Earnings Per Share	40%	$2.75	$3.66	$4.58	$2.44	0%
Net Sales	20%	$637,234	$749,687	$862,140	$636,957	0%
Days Supply Inventory	20%	120.4	111.2	103.3	137.9	0%
Strategic Objectives	20%	(1)	(1)	(1)	(1)	(2)

(1)	The Compensation Committee determined that the target goal and degree of attainment for the strategic objectives performance measure should be qualitative.
(2)	Although Mr. Burditt made considerable progress towards the achievement of his strategic objectives, due to the recessionary market conditions, he elected not to receive a bonus under the 2009 management bonus plan.

The following table shows the Fiscal Year 2009 performance targets, weighting and degree of attainment for Mr. Coppinger.

Target Performance Range

Circor Energy Products Group Goals (1)	Weight	Threshold	Target	Maximum	Result	Payout Factor for Fiscal Year 2009 (1)
Adjusted Operating Income	40%	$50,927	$67,903	$84,878	$35,376	0%
Net Sales	20%	$332,040	$390,635	$449,230	$287,088	0%
Days Supply Inventory	20%	125.8	115.8	107.3	153.4	0%
Strategic Objectives	20%	(2)	(2)	(2)	(2)	118%

(1)	The Fiscal Year 2009 bonus opportunity for Mr. Coppinger was based on attainment of goals with a weighted average of certain measures within his business unit component.
(2)	The Compensation Committee determined that the target goal and degree of attainment for the strategic objectives performance measure should be qualitative.

The following table shows the Fiscal Year 2009 performance targets, weighting and degree of attainment for Mr. Celtruda.

Target Performance Range

Circor Aerospace Products Group Goals (1)	Weight	Threshold	Target	Maximum	Result	Payout Factor for Fiscal Year 2009 (1)
Adjusted Operating Income	40%	$14,260	$19,013	$23,767	$16,761	53%
Net Sales	20%	$96,000	$112,942	$129,833	$100,947	29%
Days Supply Inventory	20%	93.6	88.0	83.0	110.1	0%
Strategic Objectives	20%	(2)	(2)	(2)	(2)	50%

(1)	The Fiscal Year 2009 bonus opportunity for Mr. Celtruda was based on attainment of goals with a weighted average of certain measures within his business unit component.
(2)	The Compensation Committee determined that the target goal and degree of attainment for the strategic objectives performance measure should be qualitative.

The following tables show the Fiscal Year 2009 performance targets, weighting and degree of attainment for Mr. Robbins.

Target Performance Range

Circor Instrumentation Technologies Group Goals (1)	Weight	Threshold	Target	Maximum	Result	Payout Factor for Fiscal Year 2009
Adjusted Operating Income	40%	$21,350	$28,467	$35,584	$25,364	56%
Net Sales	20%	$210,920	$248,141	$285,362	$232,107	57%
Days Supply Inventory	20%	124.0	114.3	106.0	133.7	0%
Strategic Objectives	20%	(2)	(2)	(2)	(2)	100%

(1)	The bonus opportunity for Mr. Robbins for Fiscal Year 2009 was based on attainment of goals with a weighted average of certain measures with his business unit component.
(2)	The Compensation Committee determined that the target goal and degree of attainment for the strategic objectives performance measure should be qualitative.

Based on the Company’s results for Fiscal Year 2009, Messrs. Celtruda, Coppinger, and Robbins earned $41,496, $36,400, and $61,229 under the 2009 management bonus plan, which amounts are reflected in Column (g) of the Summary Compensation Table on page 30.

In order to more closely align the interests of our executives with those of our stockholders, our executives are also eligible to participate in our Management Stock Purchase Plan (“MSPP”). Under the MSPP, which is a component plan of our Equity Incentive Plan, executives may make an advance election to receive restricted stock units (“RSUs”) in lieu of a specified percentage or dollar amount of such executive’s earned annual cash bonus. These RSUs awarded under the MSPP are referred to as “MSPP RSUs” in this proxy statement. Such MSPP RSUs are issued on the basis of a 33% discount to the closing price of the Company’s stock on the last trading day prior to the day the incentive bonuses are paid or otherwise would be paid and generally vest in whole after a three-year period, at which time they are converted into shares of our Common Stock unless the executive previously has elected a longer deferral period. Dividends equal to any dividends paid on shares of our Common Stock are accrued to the account of a MSPP RSU holder and are paid to the holder at the time such MSPP RSUs are distributed. Based on elections made prior to December 31, 2008, for Fiscal Year 2009, each Named Executive Officer elected to defer a percentage of his bonus. As a result, Messrs. Celtruda, Coppinger, and Robbins deferred 35%, 50%, and 60% of their bonus amounts, respectively.

Long-Term Equity Incentives

The Company’s policy is that executives’ long-term equity compensation should promote both the long-term retention of key executives and improvements to the shareholder value by aligning executives’ interests with those of our shareholders.

In consultation with Towers Watson, the Compensation Committee developed and approved a revision to our long-term equity incentive program in 2007. To further promote the Company’s goals of retaining key executives and motivating such executives to achieve results that improve shareholder value by more closely aligning the executives’ interests with the interests of our shareholders, the revised long-term equity incentive program transitioned from the Company’s practice of grants of time-vested RSUs to grants of a mixture of time-vested RSUs and performance-based restricted stock units (“Performance-Based RSUs”). Performance-Based RSU payouts are in the form of our Common Stock but contingent on the Company’s performance against a pre-set objective (a targeted return on invested capital (“ROIC”) goal to be set by the Compensation Committee). The attainment of the ROIC goal would result in 100% of the shares covered by the applicable Performance-Based RSU grant to be earned, and the Compensation Committee would determine the percentage of shares that would be earned at various achievement levels below or above the targeted ROIC. Any shares of our Common Stock earned pursuant to any Performance-Based RSU grant would be subject to ratable vesting over a four-year period from the date of the Performance-Based RSU grant. The amount of RSUs and Performance-Based RSUs awarded to each Named Executive Officer is determined by dividing the amount of such Named Executive Officer’s long-term incentive award by the value of the Company’s Common Stock at the time of grant. These RSUs and Performance-Based RSUs entitle the recipient to one share of our Common Stock for each RSU and Performance-Based RSU upon vesting. At the time of the RSU and Performance-Based RSU grant, the recipient may elect to defer receipt of shares upon vesting until a later date. As with any RSUs granted in lieu of cash bonus compensation, cash dividends are credited to the holder’s account for each non-vested RSU and Performance-Based RSU and are paid in cash at the time of distribution.

Under the initial phase-in period in 2007, our Named Executive Officers (other than Mr. Burditt, who was not yet employed by the Company) received grants of RSUs equal to two times the percentage of their respective base salary received in 2006, which vest ratably over a six-year period. As part of the revised approach to our long-term equity incentive program, if the Company’s actual ROIC achievement for Fiscal Year 2008 exceeded the target set by the Compensation Committee, our Named Executive Officers would receive an additional grant of RSUs up to 1.5 times 25% of the original dollar value of their RSU awards granted in February 2008. The Company’s actual ROIC achievement for Fiscal Year 2008 exceeded the target set by the Compensation Committee; therefore, the eligible Named Executive Officers received such maximum additional grants of RSUs in March 2009.

In March 2009, our Named Executive Officers received an RSU award at their target percentage of base salary. These awards, which vest over a four-year period from the date of grant, contained a feature such that 25% of such awards were subject to forfeiture in the event that the Company did not achieve a specified threshold ROIC goal for Fiscal Year 2009. Further, if the Company’s actual ROIC achievement for Fiscal Year 2009 exceeded the target set by the Compensation Committee, our Named Executive Officers could have received an additional grant of RSUs up to 1.5 times 25% of the original dollar value of their RSU awards granted in March 2009. The Company’s actual ROIC achievement for Fiscal Year 2009 did not meet the threshold set by the Compensation Committee; therefore, the eligible Named Executive Officers forfeited 25% of their March 2009 award.

Before awarding long-term equity incentive grants for Fiscal Year 2010, the Company engaged Towers Watson to revisit its previous long-term equity incentive analysis, paying particular attention to updating the benchmarking statistics. After reviewing Towers Watson’s revised analysis and considering the macroeconomic conditions affecting the markets in which the Company operates, the Compensation Committee determined that Common Stock options would more effectively balance incentive compensation and the shareholders’ interests than would a measurement of one-year ROIC. Accordingly, for Fiscal Year 2010, the Compensation Committee determined that 75% of the value of long-term equity incentive grants for executive officers should be in the form of time-vested RSUs, vesting ratably over a three-year period, and 25% of the value of such grants should be in the form of Common Stock options, vesting entirely after a three-year cliff period.

Stock Ownership Guidelines

To further align the interests of the directors and executive officers of the Company with the interests of the stockholders, the Company has adopted Stock Ownership Guidelines for Directors and Executive Officers. These guidelines, which were formally adopted by the Board on February 21, 2006, establish an expectation that, within a five-year period, each director and executive officer shall achieve and maintain an equity interest in the Company at least equal to a specified multiple of such individual’s annual base salary or director’s fee. The applicable multiples are as follows:

Position	Target
Chief Executive Officer	5x annual base salary
Chief Operating Officer	3x annual base salary
Chief Financial Officer	3x annual base salary
Group and Corporate Vice Presidents	2x annual base salary
Non-employee Director	3x value of annual retainer

In calculating an individual’s equity interest, credit is given for the value of actual shares of Common Stock owned beneficially, the after-tax value of all vested stock options and RSU awards, and the after-tax value of RSUs which the individual has received in lieu of either bonus compensation or an annual director’s retainer.

Retirement Benefits

Consistent with the Company’s philosophy that compensation should promote the long-term retention of key executives and be competitive with industry peers, the Company sponsored a qualified noncontributory defined benefit pension plan for eligible salaried employees (the “Retirement Plan”) and a nonqualified noncontributory defined benefit supplemental plan for certain highly compensated employees (the “SERP”). The eligibility requirements of the Retirement Plan were generally the attainment of age 21 and the completion of at least 1,000 hours of service in a specified 12-month period. The assets of the Retirement Plan are maintained in a trust fund at an independent investment firm. The Retirement Plan is administered by a retirement plan committee comprised of Company executives appointed by the Board. The Retirement Plan provides for monthly benefits to, or on behalf of, each participant at age 65 and has provisions for early retirement after age 55 and five years of service and surviving spouse benefits after five years of service. Participants in the Retirement Plan who terminate employment prior to retirement with at least five years of service are vested in their accrued retirement benefit. The Retirement Plan is subject to the Employee Retirement Income Security Act of 1974, as amended. The normal retirement benefit for participants in the pension plan is an annuity payable monthly over the participant’s life. If the participant is married, he or she will receive a spousal joint and 50% survivor annuity, unless an election out is made. Generally, the annual normal retirement benefit is an amount equal to 1.67% of the participant’s final average compensation (as defined in the Retirement Plan), reduced by the maximum offset allowance (as defined in the Retirement Plan) multiplied by years of service (with a maximum of 25 years). Compensation recognized under the Retirement Plan for purposes of the calculation above generally includes base salary and annual bonus. Annual compensation in excess of an Internal Revenue Services-prescribed limit is disregarded for all purposes under the Retirement Plan.

Based on a desire for cost and funding predictability and consultation with Towers Watson, as of July 1, 2006, we froze the accrued pension benefits of the Retirement Plan participants. Under the revised Retirement Plan, such participants generally do not accrue any additional benefits under the Retirement Plan after July 1, 2006 (although vesting for unvested participants continues until full vesting) and instead receive enhanced benefits associated with our defined contribution 401(k) plan described below. In order to provide continuity and honor commitments made to key executives in connection with their retention, the SERP was not frozen in connection with the 2006 revisions to the Retirement Plan and benefits under the SERP continued to accrue. However, based on a desire to ensure compliance with Section 409A of the Internal Revenue Code and for cost funding predictability and in consultation with Towers Watson, we elected to fully-vest all active participants as of December 31, 2008, and to facilitate a mandatory cash-out distribution to all active and terminated employee participants (other than the tier one participants). Former recipients of SERP tier one benefits remain eligible to participate in our defined contribution 401(k) plan described below; however, due to the benefits provided under the SERP, prior to January 1, 2009, such tier one recipients did not receive the enhanced benefits under our 401(k) plan that were implemented in connection with the revisions to the Retirement Plan. Mr. Higgins forfeited participation in the SERP in exchange for a RSU award in connection with his appointment as the Chief Executive Officer effective March 1, 2008, as discussed above. At that time, Mr. Higgins was the only remaining tier one benefit recipient; accordingly, there are no longer any active tier one benefit recipients.

The Company maintains a defined contribution 401(k) plan in which substantially all of our U.S employees, including the Named Executive Officers, are eligible to participate. In conjunction with the freeze of the Retirement Plan on July 1, 2006, and the enhancements to the qualified 401(k) plan, we implemented a nonqualified 401(k) excess plan in 2007 to provide benefits that would have otherwise been provided under the qualified 401(k) plan to certain participants but for the imposition of certain maximum statutory limits imposed on qualified plan benefits (for example, annual limits on eligible pay and contributions). Company employees, including the Named Executive Officers, who reach the maximum limits in the qualified 401(k) plan will generally be eligible for the 401(k) excess plan. As mentioned above, in connection with the freeze of the Retirement Plan on July 1, 2006, our employees receive enhanced benefits under our 401(k) plan. Each year, commencing with the fiscal year ended December 31, 2008, the Company makes an automatic core contribution on behalf of each participant equal to 2.5% of the participant’s compensation during the recently concluded fiscal year (regardless of whether the participant contributes to the plan). In addition, the Company makes an additional matching contribution on behalf of each participant equal to 50% of the first 5% of compensation contributed to the plan by the participant.

Perquisites and Other Benefits

The Company provides the Named Executive Officers with certain limited perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the overall compensation program objective of enabling the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers. In 2009, Messrs. Higgins, Burditt, Coppinger, and Robbins received monthly car allowances of $1,250, $1,000, $700, and $700, respectively. In addition, with respect to our Chief Executive Officer, the Company also pays for tax preparation and planning services and the initiation and annual dues associated with a country club membership of his choice. In the case of the country club membership fees, we believe this perquisite to be appropriate in that it provides an appropriate forum for off-site business meetings, as well as customer and supplier entertainment.

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we provide the Named Executive Officers with severance protections that are consistent with the severance protections offered by our peer group companies. The section below entitled “Severance and Other Benefits Upon Termination of Employment or Change in Control” describes the particular benefits that may become payable to the Named Executive Officers depending on the circumstances surrounding their termination of employment with us.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility on the Company’s tax return of compensation over $1 million to any of the Named Executive Officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. The Company’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate rewards for their performance.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION AND

OTHER PAYMENTS TO THE NAMED EXECUTIVE OFFICERS

The following sections provide a summary of cash and certain other amounts we paid for Fiscal Year 2009 (and the preceding two fiscal years) to the Named Executive Officers. In some instances, recent guidance by the SEC requires that the amounts reported consist of target awards (including target bonus awards), made to the Named Executive Officers even where the actual amounts earned differ from the target awards. In order to provide the reader with enhanced clarity, we have added three columns to the end of the Summary Compensation Table to reflect the actual compensation earned by each Named Executive Officer with regard to the applicable fiscal year. Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the Named Executive Officers for Fiscal Year 2009. Therefore, we encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the Compensation Discussion and Analysis, above.

COMPENSATION SUMMARY

The following table details the compensation of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers during Fiscal Year 2009 (and the preceding two fiscal years). For a discussion of the material factors in determining executive compensation and the amounts presented below see the Compensation Discussion and Analysis under the headings “Setting Executive Compensation” and “2009 Executive Compensation Components.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Target MSPP RSU Award ($) (1)	Target LTI Perfor- mance RSU Awards ($) (2)	All Other RSU Awards ($) (3)	Total Target Stock Awards ($) (4)	Option Awards ($) (5)	Non- Equity Incentive Plan Com- pensation ($) (6)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($) (7)	All Other Com- pensation ($) (8)		Total ($) (9)	Adjust- ment to reflect Actual Earned MSPP RSU Awards ($) (14)	Adjust- ment to reflect Actual Earned LTI Perfor- mance RSU Awards ($) (15)	Actual Earned Total ($) (16)
(a)	(b)	(c)				(e)	(f)	(g)	(h)	(i)		(j)
A. William Higgins,	2009	525,000	590,625	164,063	492,261	1,246,949	0	0	4,988	56,268		1,833,205	(590,625)	(164,063)	1,078,517
Chairman, President and Chief Executive Officer	2008	514,000	590,625	140,000	1,883,441	2,614,066	0	0	138	19,091		3,147,295	443,692	0	3,590,987
	2007	310,000	302,250	0	560,007	862,257	0	0	47,171	14,655		1,234,083	126,445	0	1,360,528

Fredric Burditt,	2009	300,000	123,750	67,500	202,560	393,810	0	0	0	244,952		938,763	(123,750)	(67,500)	747,513
Vice President, Chief Financial Officer and Treasurer (10)	2008	254,000	185,625	121,500	539,978	661,478	0	77,550	0	239,231		1,232,259	161,608	0	1,393,867

Paul M. Coppinger,	2009	280,000	115,500	45,500	136,581	297,581	0	18,200	12,986	76,300		685,067	(88,330)	(45,500)	551,237
Group President, Circor Energy Products (11)	2008	259,300	97,500	76,650	0	76,650	0	135,850	19,593	25,787		517,180	105,260	0	622,440
	2007	230,000	77,625	0	306,614	384,239	0	72,458	0	17,076		703,773	30,498	0	734,271

Christopher R. Celtruda,	2009	225,000	59,063	39,375	118,175	216,612	0	26,972	0	372,374	(12)	840,958	(37,395)	(39,375)	764,189
Group Vice President, Circor Aerospace Products	2008	224,600	59,063	70,000	0	70,000	0	102,609	0	567,159	(12)	964,368	23,411	0	987,779
	2007	207,000	62,100	0	279,985	342,085	0	56,877	0	137,148		743,110	22,763	0	765,873

Wayne F. Robbins,	2009	227,000	110,663	39,725	119,242	269,629	0	24,492	0	25,580		546,701	(55,829)	(39,725)	451,148
Group Vice President, Circor Instrumentation Technologies (13)	2008	226,800	136,200	136,200	0	73,500	0	31,176	0	22,138		353,614	49,932	0	403,546

(1)	The amounts in this column reflect the aggregate grant date fair values of MSPP RSU awards at the Target value (as described below), calculated in accordance with accounting guidance. For the aggregate grant date fair values of MSPP RSU awards actually earned, please see footnote 14. At the Maximum value (as described below), these values for Mr. Higgins would be: 2009: $1,181,250; 2008: $1,181,250; 2007: $604,500; for Mr. Burditt: 2009: $247,500; 2008: $371,250; for Mr. Coppinger: 2009: $231,000; 2008: $196,000; 2007: $155,250; for Mr. Celtruda: 2009: $118,125; 2008: $118,125; 2007: $124,200; and for Mr. Robbins: 2009: $221,325; 2008: $272,400.

The Target value of MSPP RSUs (listed in column (g) of the 2009 Grants of Plan-Based Awards Table on page 34 is the extent of the Named Executive Officer’s election to receive MSPP RSUs in lieu of a specified percentage or dollar amount of his cash bonus under our management bonus plan for the fiscal year shown, which we refer to as the election amount, and as described above in “Performance-Based Annual Incentive Compensation.” For Fiscal Year 2009, the election amounts for Messrs. Higgins, Burditt, Coppinger, Celtruda and Robbins were 100%, 50%, 50%, 35% and 60%, respectively. For fiscal year 2008, the election amounts for Messrs. Higgins, Burditt, Coppinger, Celtruda and Robbins were 100%, 75%, 50%, 35% and 80%, respectively. For fiscal year 2007, the election amounts for Messrs. Higgins, Coppinger and Celtruda were 100%, 50% and 50%, respectively. Messrs. Burditt and Robbins were not Named Executive Officers in 2007.

The Maximum value of MSPP RSUs (listed in column (h) of the 2009 Grants of Plan-Based Awards Table on page 34) is 200% of the Target value. The Maximum value of MSPP RSUs is earned if 200% of the performance goals are achieved under our management bonus plan for the fiscal year shown. The Maximum value reflects the Named Executive Officer’s election amount for the fiscal year shown.

MSPP RSUs earned for Fiscal Year 2009 were issued as of March 1, 2010 by multiplying the Named Executive Officer’s incentive bonus and his election amount and dividing the product thereof by $20.71, which was 67% of $30.91, the closing price of our Common Stock on February 26, 2010, the trading day immediately preceding the award date.

(2)	The amounts in this column reflect the aggregate grant date fair values of RSU awards at the Target value (as described below), calculated in accordance with accounting guidance. For the aggregate grant date fair values of RSU awards actually earned for Fiscal Year 2009, please see footnote 15. At the Maximum value (as described below), these values for Mr. Higgins would be: 2009: $246,094; 2008: $140,000; for Mr. Burditt: 2009: $101,250; 2008: $121,500; for Mr. Coppinger: 2009: $68,250; 2008: $76,650; for Mr. Celtruda: 2009: $59,063; 2008: $70,000; and for Mr. Robbins: 2009: $59,588; 2008: $73,500. There were no performance based RSU grants related to fiscal year 2007.

The Target value of RSUs (listed in column (g) of the 2009 Grants of Plan-Based Awards Table on page 34) is earned if our ROIC goal is achieved for the fiscal year shown, as described above in “Long-Term Equity Incentives.”

The Maximum value of RSUs (listed in column (h) of the 2009 Grants of Plan-Based Awards Table) on page 34 is 1.5 times the Target value, as described above in “Long-Term Equity Incentives.” The Maximum value of RSUs is earned if our actual ROIC achievement exceeds the target set by the Compensation Committee for the fiscal year shown.

(3)	The amounts in this column reflect the aggregate grant date fair values of RSUs (listed in column (l) of the 2009 Grants of Plan-Based Awards Table on page 34), calculated in accordance with accounting guidance. The amounts shown in this column for Mr. Higgins for Fiscal Year 2008 reflect an RSU award he received in connection with his elevation to Chief Executive Officer on March 1, 2008 and an RSU award he received in exchange for his agreement to forfeit participation in the SERP. See the Retirement Benefit section for additional details.

(4)	The amounts in this column reflect the total of the previous three columns (Target MSPP Awards, Target LTI Performance RSU Awards, and All Other RSU Awards), which are presented separately to enhance understanding. The amounts are the aggregate grant date fair values of awards granted in the fiscal year shown, computed in accordance with accounting guidance (excluding any risk of forfeiture for awards subject to performance conditions as per SEC regulations). For awards subject to performance conditions, the value shown is calculated at the Target value, as described above. For a discussion of the assumptions related to the calculation of the amounts in this column, please refer to Note 11 (Share-Based Compensation) to the Company’s audited consolidated financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2010.

(5)	The amounts shown in this column reflect the aggregate grant date fair value of stock in connection with stock options granted under the Equity Incentive Plan. The Company had not granted stock options to employees and directors since 2005, and thus there are no amounts shown in this column. Stock options were granted in 2010.

(6)	The amounts in this column reflect the amounts of non-equity incentive awards paid for performance in the fiscal year shown. Such amounts reflect the Named Executive Officer’s election amount for the fiscal year shown.

(7)	The amounts shown in this column reflect the aggregate change in actuarial present value of the Named Executive Officer’s accumulated benefit under our Retirement Plan from December 31, 2008 to December 31, 2009. There were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified. Present values as of December 31, 2009 are based on a 6.0% discount rate. All present values assume commencement at normal retirement age with no mortality before commencement and RP-200.

(8)	See “2009 All Other Compensation Table” for specific items in this category.

(9)	The amounts in this column reflect the total of the following columns: Salary, Total Target Stock Awards, Option Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings, and All Other Compensation. As noted previously, certain of these amounts reflect target awards and not necessarily actual amounts received. For actual amounts earned, please see footnotes 14, 15, and 16.

(10)	Compensation for Mr. Burditt is provided for 2009 and 2008 only because he was not a Named Executive Officer in 2007.

(11)	Mr. Coppinger received increased compensation in connection with his promotion to Group President of Circor Energy Products on January 1, 2009.
(12)	Under the terms of a letter agreement dated December 30, 2008, between the Company and Mr. Celtruda, the Company agreed to reimburse Mr. Celtruda for a portion of certain real estate related losses he incurred in connection with the Company’s relocation of Mr. Celtruda upon his hiring in June 2006. Mr. Celtruda is a valued executive whose leadership has resulted in substantial improvement of the performance of our Aerospace Products Group. Due to market conditions beyond his control, the value of Mr. Celtruda’s residence in Corona, California had diminished approximately 50% since it was purchased by Mr. Celtruda at the time of his relocation. At the same time, market conditions prevented Mr. Celtruda from successfully selling his family home in Phoenix, Arizona. Under the letter agreement, the Company agreed to purchase Mr. Celtruda’s home in Corona, California at its then current fair market value and to make payment on Mr. Celtruda’s behalf of an additional approximately $488,000 to payoff the outstanding mortgage on the Corona property. In connection with this compensatory arrangement, Mr. Celtruda was not compensated for any of the equity investment that he lost as a result of the diminution in value of his Corona home. The letter agreement also provided for the Company to pay such amounts to Mr. Celtruda as were necessary during 2009 to cover all federal and state income taxes pertinent to this transaction on a grossed-up basis. Subject to certain exceptions, the letter agreement specifies an obligation by Mr. Celtruda to reimburse a portion of the Company’s payments in the event that his employment with the Company terminates prior to December 31, 2012 according to a prescribed schedule. The terms of the letter agreement were approved by the Compensation Committee, which determined that, among other things, this compensatory arrangement served as a means to retain the employment of Mr. Celtruda for the benefit of the Company. The amount reported for Mr. Celtruda for Fiscal Year 2008 also includes certain other relocation expenses. The amount reported for Mr. Celtruda for Fiscal Year 2009 reflects a tax gross-up payment of $353,887 to Mr. Celtruda.

(13)	Compensation for Mr. Robbins is provided for 2009 and 2008 only because he was not a Named Executive Officer in 2007.

(14)	This column reflects the adjustment to compensation due to the difference between aggregate grant date fair values of MSPP RSU awards at the Target value, calculated in accordance with accounting guidance, and the aggregate grant date fair values of MSPP RSU awards actually earned for the respective fiscal years.

Based on the Company’s results, the aggregate grant date fair values of MSPP RSU awards earned for fiscal years for Mr. Higgins was 2009: $0; 2008: $1,034,317; 2007: $428,695; for Mr. Burditt was 2009: $0; 2008: $347,233; for Mr. Coppinger was 2009: $27,170; 2008: $202,760; 2007: $108,123; for Mr. Celtruda was 2009: $21,668; 2008: $82,473; 2007: $84,863; and for Mr. Robbins was 2009: $54,834; 2008: $186,132.

(15)	This column reflects the adjustment to compensation due to the difference between the aggregate grant date fair values of LTI Performance RSU awards for Fiscal Year 2009 at the Target value, calculated in accordance with accounting guidelines, and the aggregate grant date fair values of RSU awards for Fiscal Year 2009 actually earned.

Based on the Company’s results for Fiscal Year 2009, none of Named Executive Officers earned any of the Performance RSU awards shown in this column for Fiscal Year 2009.

(16)	This column reflects the actual earned total compensation due to the difference between the aggregate grant date fair value of MSPP and LTI Performance RSU awards at the Target values and the aggregate grant date fair values of awards actually earned for the respective fiscal years.

2009 All Other Compensation Table

Name	Perquisites and Other Personal Benefits ($) (1)	Tax Preparation and Financial Planning ($)	Insurance Premiums ($) (2)	Severance Payments/ Accruals ($)	Relocation Payments ($)		Payments Relating to Employee Savings Plan ($) (3)	Other ($) (4)	Total ($)
(a)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
A. William Higgins	$16,200	$9,983	$1,290	–	–		$20,033	$8,763	$56,268
Frederic M. Burditt	13,500	–	2,411	–	$216,234		12,321	486	244,952
Paul M. Coppinger	9,100	–	841	–	–		22,102	44,257	76,300
Christopher R. Celtruda	–	–	498	–	353,887	(5)	15,448	2,540	372,374
Wayne F. Robbins	9,100	–	2,165	–			12,917	1,398	25,580

(1)	The amounts shown in this column reflect each executive’s annual car allowance.
(2)	The amounts shown in this column reflect group term life insurance premiums paid on behalf of each executive.
(3)	The amounts shown in this column reflect company matching contributions to the named executive’s 401(k) savings account of 2.5% of pay up to the limitations imposed by IRS regulations, as well as non-qualified deferred compensation contributions discussed on page 38.
(4)	The 2009 amounts shown in this column reflect dividend equivalents paid on RSUs. In addition, $38,656 was paid to Mr. Coppinger associated with the termination of his non-qualified pension benefits see page 23 for details and $1,731 of unused vacation time paid to Mr. Celtruda.
(5)	See footnote 12 to the Summary Compensation Table above. This amount reflects a tax-gross up payment of $353,887 to Mr. Celtruda, as described in footnote 12 to the Summary Compensation Table above.

Risk Considerations in Our Compensation Program

The Compensation Committee reviewed the elements of our executive compensation program to consider whether our program encourages our executives to prudently manage enterprise risk and concluded:

•

our executive compensation is principally comprised of a mix of base salary, annual cash incentives and long-term equity grants, with the base salary component providing a guaranteed level of income that does not vary with performance;

•

our performance-based annual incentive compensation program, the targets of which are approved by the Compensation Committee, is designed to encourage long-term investment through the Company’s Management Stock Purchase Plan, which discourages short-term risk taking by aligning the interests of our executives with those of our stockholders;

•	performance targets used in determining performance-based annual incentive compensation are set to avoid creating incentives for excessive risk-taking with caps on the maximum awards;

•	vesting schedules for RSUs and Performance Based RSUs cause our executives to have a significant amount of unvested awards at any given time;

•

share ownership guidelines set expectations for our directors and executive officers to hold a certain amount of our stock, such that an appropriate portion of each such person’s personal wealth is aligned with our long-term performance; and

•	as a manufacturer and products distribution business, the goals by which our executives are measured and compensated are not as susceptible to “financial engineering.”

For the foregoing reasons, the Compensation Committee has concluded that the programs by which our executives are compensated strike an appropriate balance between short-term and long-term compensation and incentivizes our executives to act in a manner that prudently manages enterprise risk. For more information regarding our Compensation Program, see the section of this Proxy Statement entitled “Compensation Discussion and Analysis.”

2009 Grants of Plan-Based Awards

The following table summarizes the grant of plan-based awards made to our Named Executive Officers. For a discussion of these grants please see the Compensation Discussion and Analysis under the headings “Performance-Based Annual Incentive Compensation” and “Long-Term Equity Incentives.”

Name	Type of Award (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or base Prices of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
A. William Higgins	Perf	3/2/2009		–	–	$82,031	$164,063	$246,094
	Time	3/2/2009		–	–	–	–	–	22,144			$492,261
	MBP	3/2/2009		–	–	–	590,625	1,181,250

Frederic M. Burditt	Perf	3/2/2009		–	–	33,750	67,500	101,250
	Time	3/2/2009		–	–	–	–	–	9,112			202,560
	MBP	3/2/2009		$82,500	$165,000	–	123,750	247,500

Paul M. Coppinger	Perf	3/2/2009		–	–	22,750	45,500	68,250
	Time	3/2/2009		–	–	–	–	–	6,144			136,581
	MBP	3/2/2009		77,000	154,000	–	115,500	231,000

Christopher R. Celtruda	Perf	3/2/2009		–	–	19,688	39,375	59,063
	Time	3/2/2009		–	–	–	–	–	5,316			118,175
	MBP	3/2/2009		73,125	146,250	–	59,063	118,125

Wayne F. Robbins	Perf	3/2/2009		–	–	19,863	39,725	59,588
	Time	3/2/2009		–	–	–	–	–	5,364			119,242
	MBP	3/2/2009		39,725	79,450	–	110,663	221,325

(1)	Type of award:

Perf = Award subject to performance conditions

Time = Award subject to time-based vesting only

MBP = Award subject to performance conditions under management bonus plan

Each of these awards were granted under our Equity Incentive Plan. See Summary Compensation Table and the footnotes thereto for additional information on these types of awards.

(2)	MBP cash amounts were adjusted based on performance and were paid on or about March 26, 2010, to the extent achieved. The potential payouts of MBP awards are subject to performance conditions and are completely at risk. The amounts actually earned for Fiscal Year 2009 are reported in column (g) of the Summary Compensation Table.
(3)	MBP RSU awards were adjusted based on performance and were issued on or about March 1, 2010, to the extent achieved. The potential payouts of MBP RSU awards are subject to performance conditions and are completely at risk. The amounts actually earned for Fiscal Year 2009 are reported in footnote 14 to the Summary Compensation Table. Perf awards were adjusted based on performance and were issued on or about March 1, 2010, to the extent achieved. The potential payouts of Perf awards are subject to performance conditions and are completely at risk. The amounts actually earned for Fiscal Year 2009 are reported in footnote 15 to the Summary Compensation Table.
(4)	Time awards were awarded on March 1, 2009.
(5)	The amounts in this column reflect the aggregate grant date fair values of the Time awards reflected in column (i), calculated in accordance with accounting guidance.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1)	Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
	Exercisable	Unexercisable
(a)	(b)	(c)	(e)	(f)		(g)	(h)
A. William Higgins	22,240	5,560	$24.90	02/18/2015	–	–	–
					2/26/2007	10,305	$259,480	(5)
					3/1/2008	6,586	165,835	(6)
					5/6/2008	24,116	607,241	(7)
					3/2/2009	22,144	557,586	(4)
					3/2/2009	6,300	158,634	(4)
					2/26/2007	8,197	206,400	(3)
					2/26/2008	8,810	221,836	(3)
					3/2/2009	46,528	1,171,575	(3)

Frederic M. Burditt					2/11/2008	9,731	245,027	(4)
					3/2/2009	9,112	229,440	(4)
					3/2/2009	5,468	137,684	(4)
					3/2/2009	15,620	393,312	(3)

Paul M. Coppinger	1,260	–	$23.80	1/6/2014
	1,260	1,260	24.90	2/18/2015
	540	300	22.97	4/21/2015
					2/26/2007	5,643	142,091	(5)
					3/2/2009	6,144	154,706	(4)
					3/2/2009	3,448	86,821	(4)
					2/26/2007	3,459	87,098	(3)
					2/26/2008	2,222	55,950	(3)
					3/2/2009	9,121	229,667	(3)

Christopher R. Celtruda					2/26/2007	5,152	129,727	(5)
					3/2/2009	5,316	133,857	(4)
					3/2/2009	3,152	79,367	(4)
					2/26/2007	3,459	87,098	(3)
					2/26/2008	2,222	55,950	(3)
					3/2/2009	9,121	229,667	(3)

Wayne F. Robbins					2/26/2007	6,763	170,292	(5)
					3/2/2009	5,364	135,066	(4)
					3/2/2009	3,308	83,295	(4)
					2/26/2007	2,279	57,385	(3)
					2/26/2008	2,045	51,493	(3)
					3/2/200	8,373	210,832	(3)

(1)	All stock options listed in this column were granted pursuant to our Equity Incentive Plan. All such stock options have a ten-year option term and vest ratably 20% per year generally beginning on the first anniversary of the date of grant indicated below.

Expiration Date	Grant Date
01/06/2014	01/06/2004
02/18/2015	02/18/2005
04/21/2015	04/21/2005

(2)	The amounts shown in this column reflect the market value of unvested RSUs calculated by multiplying the number of such unvested RSUs by $25.18, the closing price of our Common Stock on December 31, 2009, the last trading day in 2009.

(3)	The amounts reflect the unvested portion of MSPP RSUs pursuant to the MSPP provisions allowing executives to receive MSPP RSUs in lieu of a specified percentage or dollar amount of their annual incentive cash bonus. Such MSPP RSUs vest in whole on the date that is three years from the date of the grant, at which time they convert into shares of Common Stock unless the executive has selected a longer deferral period. Awards with a grant date of March 2, 2009 vest on March 2, 2012.
(4)	The amounts reflect the unvested portion of long-term incentive grants in the form of RSUs pursuant to our Equity Incentive Plan. Such grants generally vest ratably over a four-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by the executive.
(5)	The amounts reflect the unvested portion of long-term incentive grants in the form of RSUs pursuant to our Equity Incentive Plan. Such grants generally vest ratably over a six-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by the executive.
(6)	Mr. Higgins received RSUs in connection with his elevation to Chief Executive Officer on March 1, 2008. Such RSU grants vests ratably over a five-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by the executive.
(7)	Mr. Higgins received an RSU award in exchange for his agreement to forfeit participation in the SERP. See the Retirement Benefits section for additional details. Such RSU grants vests ratably over a thirteen-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by the executive.

2009 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2), (3)	Value Realized on Vesting ($) (4)
(a)	(b)	(c)	(d)	(e)
A. William Higgins (5)	–	–	$27,378	$372,876
Frederic M. Burditt (6)	–	–	3,243	62,622
Paul M. Coppinger (7)	–	–	12,916	95,390
Christopher R. Celtruda (8)	–	–	2,227	48,827
Wayne F. Robbins (9)	–	–	1,352	28,040

(1)	None of the Named Executive Officers exercised stock options during 2009.
(2)	With respect to shares acquired upon vesting of RSUs, each Named Executive Officer elected to have shares withheld to pay associated income taxes. The number of shares reported represents the gross number prior to withholding of such shares.
(3)	As indicated in the notes below, in certain cases, the actual receipt of shares underlying vested RSUs may have been deferred pursuant to a previous election made by the Named Executive Officer. This table reports the number of shares vested regardless of whether distribution actually was made.
(4)	The amounts shown in this column reflect the value realized upon vesting of RSUs and MSPP RSUs as follows: (i) for RSUs, the value realized upon vesting is determined by multiplying the number of RSUs vested (prior to withholding of any shares to pay associated income taxes) and the closing price of our Common Stock on the day prior to vesting and, (ii) for MSPP RSUs, the value realized upon vesting is determined by multiplying (a) the number of MSPP RSUs vested (prior to withholding of any shares to pay associated income taxes) and (b) the difference between the closing price of our Common Stock on the day prior to vesting and the 2009 MSPP RSU Cost.
(5)	Mr. Higgins had RSUs and MSPP RSUs vest during 2009 as follows: 2,996 RSUs with a price of $21.50 on February 27; 2,576 RSUs with a price of $20.74 on February 26; 6,619 RSUs with a price of $27.80 on May 6; 1,646 RSUs with a price of $22.42 on April 1; and 13,541 MSPP RSUs with a value of $2.87 on March 27.
(6)	Mr. Burditt had RSUs vest during 2009 as follows: 3,243 shares with a price of $19.31 on February 11.
(7)	Mr. Coppinger had RSUs and MSPP RSUs vest during 2009 as follows: 1,778 RSUs with a price of $21.50 on February 27; 1,410 RSUs with a price of $20.74 on February 26; and 9,728 MSPP RSUs with a value of $2.87 on March 27.
(8)	Mr. Celtruda had RSUs vest during 2009 as follows: 1,288 shares with a price of $20.74 on February 26; and 939 shares with a price of $23.55 on June 15, 2008.
(9)	Mr. Robbins had RSUs vest during 2009 as follows: 1,352 shares with a price of $20.74 on February 26. Mr. Robbins has elected to defer receipt of these shares until February 26, 2013.

2009 Pension Benefits

The following table provides information with respect to each pension plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not). For a discussion of these plans please see the Compensation Discussion and Analysis section under the heading “Retirement Benefits.”

Name	Plan Name (1) (2) (3)	Number of Years Credited Service (#) (3)	Present Value of Accumulated Benefit ($) (4)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
A. William Higgins	Qualified	2	$31,492	–

Frederic M. Burditt	Qualified	–	–	–

Paul M. Coppinger	Qualified	6	$77,594	–
	Non-Qualified	6	–	$38,656

Christopher R. Celtruda	Qualified	–	–	–

Wayne F. Robbins	Qualified	–	–	–

(1)	Participants are eligible for the Qualified Plans if they are at least 21 years of age and were hired before 2/1/2006.
(2)	Participants are eligible for early retirement at age 55 with 5 years of vested service.
(3)	A full year of service is earned in plan years where the participant worked over 1,000 hours. Partial years of service are granted for years where the participant worked less than 1,000 hours. There have been no ad hoc additional years of service granted to any participants. No additional years of service are earned under the Qualified and Excess Plans after June 30, 2006 when those plans were frozen (see Compensation Discussion and Analysis on page 23 under the heading “Retirement Benefits”).
(4)	The present value of accumulated benefits is calculated based on the same assumptions as noted in Note 13 (Employee Benefit Plans) to the Company’s audited consolidated financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2010.

2009 Nonqualified Deferred Compensation

We implemented a nonqualified 401(k) plan in 2007 to provide benefits that would have otherwise been provided to participants in our 401(k) plan but for the imposition of certain maximum statutory limits imposed on qualified plans, such as annual limits on eligible pay and contributions. Under the 401(k) plan, we provide a core contribution equal to 2.5% of a participant’s compensation and a matching contribution equal to 50% of the first 5% of compensation contributed to the plan by the participant, and we made the same contributions to the nonqualified 401(k) plan but only with respect to compensation in excess of the pay limit. In 2009, the annual limit on eligible pay was $245,000 and the annual limit on contributions was $49,000. Any contribution credits that we provide to participants under the nonqualified 401(k) plan are invested, at the discretion of plan participants, in one or more mutual funds selected by the plan participants. The same 24 mutual funds that we make available under our 401(k) plan are also available under the nonqualified 401(k) plan and there are no minimum or guaranteed rates of return to the participants on such investments. Distributions from the nonqualified 401(k) plan are made in a lump sum upon a participant’s separation from service.

We also permit the grantees of our RSUs units to defer the settlement of their units beyond the vesting date. The deferral period is a stated period of years selected in advance by the grantee. If the grantee’s employment terminates before the end of the deferral period for reasons other than retirement, the RSUs will be settled in shares in a lump sum upon termination of employment. If the grantee retires before the end of the deferral period, the RSUs will be settled in shares in a lump sum at the end of the deferral period. During the deferral period, any dividends that would otherwise be paid on the deferred RSUs accumulate in cash and will be paid out at the same time that the deferred RSUs are settled.

Under either deferred compensation arrangement, if distribution is made on account of termination of employment, the distribution will be delayed by six months if the participant is considered a specified employee within the meaning of Section 409A of the Internal Revenue Code.

The following table outlines employee and employer contributions to each deferred compensation arrangement for the year ended December 31, 2009. The table also includes earnings or losses during the year, and the aggregate balances as of December 31, 2009.

NONQUALIFIED DEFERRED COMPENSATION

Named Executive Officer		Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (a)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (b)
A. William Higgins	Nonqualified 401(k)	–	$14,283	$4,712	–	$26,233
Fred Burditt	Nonqualified 401(k)	–	596	1	–	597
Paul M. Coppinger	Nonqualified 401(k)	–	6,968	2,861	–	14,266
Christopher Celtruda	Nonqualified 401(k)	–	2,708	97	–	3,451
Wayne F. Robbins	Nonqualified 401(k)	–	2,004	30	–	6,087
	RSUs	$34,043	–	–	–	68,087

(a)	These amounts are disclosed in the Summary Compensation Table under All Other Compensation.
(b)	These amounts include employer contributions that have been reflected in the Summary Compensation Table in this proxy statement and in previous proxy statements.

SEVERANCE AND OTHER BENEFITS UPON

TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide the Named Executive Officers (and other executive officers) with severance protections that are consistent with the severance protections offered by our peer group companies. The following section describes the particular benefits that may become payable to the Named Executive Officers depending on the circumstances surrounding their termination of employment with us. In calculating the amount of any potential payments to the Named Executive Officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on December 31, 2009 and that the price per share of our common stock is equal to $25.18, the closing price on December 31, 2009, the last trading day in 2009.

Severance Benefits—Termination of Employment Other than in Connection with Change in Control

With the exception of Mr. Higgins, our executives, including the balance of the Named Executive Officers, are “at will” employees. In addition, with the exception of Messrs. Higgins and Burditt, our executives are not entitled to any benefits upon a termination not in connection with a change in control.

Severance Agreement with A. William Higgins

Consistent with the philosophy stated above and with the severance agreement we entered into with Mr. Higgins as of March 24, 2008 (the “Severance Agreement”), we believe that severance should be payable to our Chief Executive Officer if his employment is terminated by us without “Cause” or by him for “Good Reason” (as those terms are defined in the Severance Agreement). If Mr. Higgins’ employment is terminated by the Company without “Cause” or by him for “Good Reason,” we believe that providing him with cash severance benefits is consistent with the practices of our peer group companies and provides him with financial security during a period of time when he is likely to be unemployed and seeking new employment.

Under Mr. Higgins’ Severance Agreement, in the event Mr. Higgins’ employment is terminated during the employment term either by the Company other than for “Cause,” “Death” or “Disability” or by Mr. Higgins for “Good Reason” (as those terms are defined in the Severance Agreement), Mr. Higgins will be entitled to severance pay that generally includes: (1) accrued and unpaid base salary and accrued and unpaid incentive compensation, if any, through the date of termination; (2) an amount equal to two times the sum of Mr. Higgins’ then effective base salary and target bonus opportunity; (3) an amount equal to the product of (x) the bonus compensation Mr. Higgins would have received had he remained with the Company through the entire fiscal year in which the date of termination occurs, times (y) a fraction the numerator of which is the number of calendar days elapsed in the fiscal year as of the termination date and the denominator of which is 365; such amount shall be paid at such later time as bonus payments for the fiscal year in question are generally paid; and (4) the option to continue medical and dental insurance for a period of up to eighteen months from the termination date or as otherwise provided by law under COBRA. The Severance Agreement provides that for a period of twenty-four months after termination of his employment, Mr. Higgins will not compete with the Company or solicit for employment or otherwise hire any employee of the Company. The Severance Agreement further provides that Mr. Higgins may not disclose any confidential information to anyone outside of the Company and conditions his receipt of the benefits described above on his signing a release of claims satisfactory to the Company.

Mr. Higgins’ Severance Agreement was amended in December 2008 to include certain technical amendments to bring it into compliance with Section 409A of the Internal Revenue Code and the regulations thereunder.

Prior to entering into the Severance Agreement, Mr. Higgins was entitled to a severance payment equal to one time his annual base salary in the event he was terminated without “Cause” by the Company. This benefit was granted in connection with the hiring of Mr. Higgins as our Chief Operating Officer, is not currently otherwise available to other executive officers, and is no longer available to Mr. Higgins under the terms of his Severance Agreement.

Severance Agreement with Frederic M. Burditt

We believe that severance also should be payable to our Chief Financial Officer if his employment is terminated by us without cause. Therefore, the offer letter given to Mr. Burditt in connection with his retention in February 2008 as Chief Financial Officer entitles him to severance equal to one time his annual base salary in the event he is terminated without “Cause” by the Company.

Severance Benefits—Termination of Employment in Connection with Change in Control

Currently, each of our executive officers, including the Named Executive Officers, are entitled to severance benefits in the event of a termination in connection with a change in control. We believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers, including the Named Executive Officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with severance benefits pursuant to a change in control agreement if their employment is terminated by us without “Cause” or by the executive for “Good Reason” (as those terms are defined in the change in control agreements) within twelve months following a change in control. We believe that such executive officers should receive their change in control severance benefits if their employment is constructively terminated in connection with a change in control. Given that none of our executive officers has an employment agreement that provides for fixed positions or duties, or for a fixed base salary or actual or target annual bonus, absent some form of constructive termination severance trigger, potential acquirors could constructively terminate an executive officer’s employment and avoid paying severance. For example, following a change in control, an acquiror could materially demote an executive officer, significantly reduce his salary and/or eliminate his annual bonus opportunity to force the executive officer to terminate his own employment and thereby avoid paying severance. Because we believe that constructive terminations in connection with a change in control are conceptually the same as actual terminations, and because we believe that acquirors would otherwise have an incentive to constructively terminate executive officers to avoid paying severance, the change in control agreements we have entered into with our executive officers permit executive officers to terminate their employment in connection with a change in control for certain “Good Reasons” (as that term is defined in the change in control agreements) that we believe result, in those circumstances, in the constructive termination of the executive officers’ employment. In the event the employment of an executive officer is terminated by the Company following a change in control, we believe that providing these executive officers with cash severance benefits is consistent with the practices of our peer group companies and provides them with financial security during a period of time when they are likely to be unemployed and seeking new employment.

Amended and Restated Change of Control Agreement with A. William Higgins

In connection with the elevation of Mr. Higgins to Chief Executive Officer in 2008, the Company entered into an amended and restated executive change of control agreement with Mr. Higgins, effective as of March 1, 2008. This agreement provides that, in the event Mr. Higgins’ employment is terminated within twelve months of a change in control by the Company without “Cause” or by Mr. Higgins for “Good Reason” (as those terms are defined in the change in control agreement), Mr. Higgins will be entitled to severance pay that generally includes: (1) an amount equal to three times the sum of (i) Mr. Higgins’ current base salary and (ii) his highest annual incentive compensation received in any of the three immediately preceding fiscal years (excluding any sign-on bonus, retention bonus or any other special bonus); (2) the payment of such health insurance premiums as may be necessary to allow him and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years; and (3) the payment of expenses incurred in leasing an automobile (at least equal to the car allowance received prior to termination) for a period of two years. Additionally, in the event of a change in control that occurs after December 31, 2013, if Mr. Higgins would receive a greater economic benefit by receiving payments up to the maximum amount that would not require the payment of excise taxes instead of the full amounts due to him from the Company, his change in control agreement provides that the aggregate payments to Mr. Higgins will be reduced to the maximum amount that would not require the payment of excise taxes. However, in the event a change of control occurs on or prior to December 31, 2013 and the severance payments due to Mr. Higgins exceed 110% of the maximum amount that would not require payment of excise taxes, Mr. Higgins will receive an additional gross-up payment so that the net amount of such payment (after taxes) is sufficient to pay the excise tax, if any, due under the Internal Revenue Code in respect of the payments otherwise to be made by the Company. In the event a change of control occurs on or prior to December 31, 2013 and the severance payments due to Mr. Higgins do not exceed 110% of the maximum amount that would not require payment of excise taxes, the aggregate payments to Mr. Higgins will be reduced to the maximum amount that would not require the payment of excise taxes. With the assistance of Towers Watson and its pro-forma modeling, the Compensation Committee determined that the gross-up payment provision was necessary to incent Mr. Higgins to accumulate equity in lieu of cash compensation prior to December 31, 2013. Because of Mr. Higgins’ relatively low cash compensation levels prior to his elevation to Chief Executive Officer, without such a provision, prior to December 31, 2013, Mr. Higgins would be incented to increase his cash compensation each year, rather than his equity awards, in order to reduce the amount of excise tax payments due in connection with a change of control prior to December 31, 2013. Mr. Higgins’ change of control agreement also provides that in consideration of the benefits provided thereunder, during the term of his employment and for one year thereafter, regardless of the reasons for termination of employment, he will not compete with the Company.

Change in Control Agreements with Other Named Executive Officers

The Company has entered into change in control agreements with our executive officers, including the Named Executive Officers, which are substantially identical (except with respect to Mr. Higgins’ agreement, as described above) and provide for certain benefits to be paid to such executive officers in connection with a termination of employment with the Company under the circumstances described below.

If within 12 months after a change in control, an executive officer’s employment is terminated by the Company without “Cause” or such executive officer terminates his employment for “Good Reason” (as those terms are defined in the change in control agreements), such executive officer will be entitled to severance pay that generally includes: (1) (a) for Mr. Burditt, an amount equal to two times and (b) for our other executive officers including Messrs. Coppinger, Celtruda, and Robbins, an amount equal to one times, the sum of (i) such executive officer’s current base salary and (ii) the highest annual incentive compensation received by such executive officer in any of the three immediately preceding fiscal years (excluding any sign-on bonus, retention bonus or any other special bonus); (2) (a) for Mr. Burditt, the payment of such health insurance premiums as may be necessary to allow him and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years and (b) for our other executive officers, including Messrs. Coppinger, Celtruda and Robbins, the payment of such health insurance premiums as may be necessary to allow them and their spouses and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of one year; and (3) for Mr. Burditt, the payment of expenses incurred in leasing an automobile (at least equal to the car allowance received prior to termination) for a period of two years. In the event of a change of control, the aggregate amount payable to the Named Executive Officers by the Company may, in certain instances, trigger the payment of excise taxes under the Internal Revenue Code. In the event that the applicable Named Executive Officer, except for Mr. Higgins in the event a change of control occurs on or prior to December 31, 2013 as described above, would receive a greater economic benefit by receiving payments up to the maximum amount that would not require the payment of excise taxes instead of the full amounts due from the Company, the change in control agreements provide that the aggregate payments to the Named Executive Officer will be reduced to the maximum amount that would not require the payment of excise taxes. The change in control agreements provide that in consideration of the benefits provided thereunder, during the term of employment and for one year thereafter, regardless of the reasons for termination of employment, the executive will not compete with the Company.

In December 2008, the Company amended its change in control agreements with each of its executive officers, including its Named Executive Officers, to include certain technical amendments to bring them into compliance with Section 409A of the Internal Revenue Code and the regulations thereunder.

Other Benefits Received in Connection with a Change of Control

The change of control agreements with our executives, including the Named Executive Officers, provide for the immediate acceleration of vesting of all stock options and other stock-based awards (including RSUs) in the event of a change of control, notwithstanding whether the executive has been terminated in connection therewith.

The following tables list the estimated amounts that the Named Executive Officers would have become entitled to under a change of control agreement for the Named Executive Officers had their employment with the Company terminated on December 31, 2009 under circumstances described above:

Payments and Benefits	Termination after Change-in-Control
A. William Higgins
Cash Severance (1)	$3,654,000
Stock Options (2)	$1,157
Restricted Stock Units (3)	$2,234,776
Health Care Benefits (4)	$23,761
Other Perquisites (5)	$31,385
Tax Gross-Up (6)	$2,027,859
Total	$7,973,337

(1)	This amount reflects payment to Mr. Higgins that would be equal to three times the sum of (A) his then effective base salary and (B) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.
(2)	This amount reflects the incremental value to which Mr. Higgins would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $25.18 on December 31, 2009 (the last trading day of the fiscal year ended December 31, 2009).
(3)	This amount reflects the incremental value to which Mr. Higgins would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $25.18 on December 31, 2009 (the last trading day of the fiscal year ended December 31, 2009), less the applicable basis with respect to MSPP RSUs.
(4)	This amount reflects payment to Mr. Higgins that would be equal to the cost of the health insurance premiums necessary to allow Mr. Higgins, his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.
(5)	This amount reflects payment to Mr. Higgins that would be equal to the cost of his then effective monthly car allowance for a period of two years from the date of termination.
(6)	This amount reflects a tax gross-up payment to which Mr. Higgins would be entitled in connection with his termination and the payment of the above amounts.

Payments and Benefits	Termination after Change-in-Control
Frederic M. Burditt
Cash Severance (1)	$1,220,400
Stock Options	$–
Restricted Stock Units (2)	$772,813
Health Care Benefits (3)	$23,761
Other Perquisites (4)	$24,500
Tax Cutback	$–
Total	$2,041,473

(1)	This amount reflects payment to Mr. Burditt that would be equal to two times the sum of (A) his then effective base salary and (B) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.
(2)	This amount reflects the incremental value to which Mr. Burditt would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $25.18 on December 31, 2009 (the last trading day of the fiscal year ended December 31, 2009), less the applicable basis with respect to MSPP RSUs.

(3)	This amount reflects payment to Mr. Burditt that would be equal to the cost of the health insurance premiums necessary to allow Mr. Burditt, his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.
(4)	This amount reflects payment to Mr. Burditt that would be equal to the cost of his then effective monthly car allowance for a period of two years from the date of termination.

Paul M. Coppinger
Cash Severance (1)	$551,700
Stock Options (2)	$1,016
Restricted Stock Units (3)	$480,568
Health Care Benefits (4)	$8,658
Tax Cutback	$–
Total	$1,041,942

(1)	This amount reflects payment to the Named Executive Officer that would be equal to the sum of (A) his current base salary and (B) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.
(2)	This amount reflects the incremental value to which the Named Executive Officer would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $25.18 on December 31, 2009 (the last trading day of the fiscal year ended December 31, 2009).
(3)	This amount reflects the incremental value to which the Named Executive Officer would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $25.18 on December 31, 2009 (the last trading day of the fiscal year ended December 31, 2009), less the applicable basis with respect to MSPP RSUs.
(4)	This amount reflects payments to the Named Executive Officer that would be equal to the cost of the health insurance premiums necessary to allow such Named Executive Officer and his spouses and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of one year from the date of termination.

Payments and Benefits	Termination after Change-in-Control
Christopher R. Celtruda
Cash Severance (1)	$382,860
Stock Options	$–
Restricted Stock Units (2)	$391,001
Health Care Benefits (3)	$12,858
Tax Cutback	–
Total	$786,719

(1)	This amount reflects payment to the Named Executive Officer that would be equal to the sum of (A) his current base salary and (B) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.
(2)	This amount reflects the incremental value to which the Named Executive Officer would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $25.18 on December 31, 2009 (the last trading day of the fiscal year ended December 31, 2009), less applicable basis with respect to MSPP RSUs.
(3)	This amount reflects payments to the Named Executive Officer that would be equal to the cost of the health insurance premiums necessary to allow such Named Executive Officer and his spouses and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of one year from the date of termination.

Payments and Benefits	Termination after Change-in-Control
Wayne F. Robbins
Cash Severance (1)	$382,679
Stock Options	$–
Restricted Stock Units (2)	$510,900
Health Care Benefits (3)	$12,684
Tax Cutback	$–
Total	$906,463

(1)	This amount reflects payment to the Named Executive Officer that would be equal to the sum of (A) his current base salary and (B) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.
(2)	This amount reflects the incremental value to which the Named Executive Officer would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $25.18 on December 31, 2009 (the last trading day of the fiscal year ended December 31, 2009), less the applicable basis with respect to MSPP RSUs.
(3)	This amount reflects payments to the Named Executive Officer that would be equal to the cost of the health insurance premiums necessary to allow such Named Executive Officer and his spouses and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of one year from the date of termination.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Further, each director is reimbursed for reasonable travel and other expenses incurred in attending meetings. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board. Directors are subject to the “Stock Ownership Guidelines” described above.

Currently, our non-employee directors will receive cash compensation as follows, on an annual basis, unless otherwise noted:

Annual Retainer	$40,000
Chairman Fee (Audit Committee)	$7,500
Chairman Fee (Nominating and Corporate Governance and Compensation Committees)	$5,000
Lead Director	$5,000
Committee Meeting Attendance (all Committees)	$1,200
Telephonic Committee Meetings (all Committees)	$1,000

Directors also are eligible to receive an annual equity incentive grant under our Equity Incentive Plan. Currently, the targeted value of such grant is $50,000. As a result, with respect to the most recent grants which were made on March 1, 2010, each non-employee Director received a grant of 1,618 RSUs which are convertible into shares of Common Stock on a one-for-one basis and which vest in equal one-third portions over a three-year period. The number of RSUs was determined by dividing $50,000 by the closing price of our Common Stock on the trading day immediately preceding the award date. At his election, each Director, under the MSPP, may elect to defer all or part of such Director’s annual cash retainer for the purchase of MSPP RSUs at a 33% discount from the closing price of our Common Stock on the date of the fee payments. Those Directors who are our employees do not receive compensation for their services as Directors.

The table below summarizes the compensation paid by the Company to non-employee Directors for Fiscal Year 2009.

2009 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1),(2)	Stock Awards ($) (3)	Option Awards ($) (4)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)
David A. Bloss	$5,600	$0	–	$0	$5,600
Jerome D. Brady	69,400	63,200	–	975	133,575
Dewain K. Cross	58,500	50,000	–	3,367	111,867
David F. Dietz	166,500	63,200	–	1,631	231,331
Douglas M. Hayes	76,300	63,200	–	975	140,475
Thomas E. Naugle	68,600	50,000	–	975	119,575
C. William Zadel	72,300	63,200	–	239	135,739

(1)	The amounts shown in this column reflect the fees paid in Fiscal Year 2009 for Board and committee service and annual retainer fees of $40,000. Our Directors are each eligible to participate in our MSPP, a component plan of our Equity Incentive Plan, pursuant to which Directors may make an advance election to receive MSPP RSUs in lieu of all or part of such Director’s fees. Such MSPP RSUs are issued on the basis of a 33% discount to the closing price of the Company’s stock on the day prior to the award date, which is generally the day the fees are paid or otherwise would be paid, and generally vest at the end of three years, at which time they are converted into shares of our Common Stock unless the Director previously has elected a longer deferral period. Based on elections made prior to December 31, 2008, for Fiscal Year 2009, Mr. Brady, Mr. Dietz, Mr. Hayes and Mr. Zadel elected to defer all of their fees shown above into MSPP RSUs, whereas Mr. Cross and Mr. Naugle elected to be paid in cash. MSPP RSUs were issued as of March 2, 2009 by dividing the Director’s election amount by the 2009 MSPP RSU Cost.
(2)	The amount shown in this column for Mr. Dietz reflects additional compensation for serving as Chairman of an ad hoc Special Litigation Committee established by the Board in 2008 for the purpose of overseeing the defense of asbestos related litigation claims alleged against Leslie Controls, Inc., a subsidiary of the Company, and other related matters. This committee completed its work and was dissolved effective December 31, 2009.
(3)	The amounts shown in this column reflect the aggregate grant date fair value of stock awards made during each year with respect to RSU awards under the Equity Incentive Plan and MSPP RSUs. For a discussion of the assumptions related to the calculation of the amounts in this column, please refer to Note 11 (Share-Based Compensation) to the Company’s audited consolidated financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2010.
(4)	The amounts shown in this column reflect the aggregate grant date fair value of stock in connection with stock options granted under the Equity Incentive Plan. The Company had not granted stock options to employees and directors since 2005, and thus there are no amounts shown in this column.
(5)	The amounts shown in this column reflect dividend equivalents paid on RSUs.

COMMITTEE REPORTS

Report of the Compensation Committee of the Board

on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for Fiscal Year 2009 with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for 2009.

Submitted by the Compensation Committee of the Board

Jerome D. Brady

Thomas E. Naugle

C. William Zadel (1)

(1)	Mr. Zadel is no longer a member of the Compensation Committee. He was, however, a member of the Compensation Committee at the time when the actions described in the report were taken.

Report of the Audit Committee of the Board

The Audit Committee has furnished the following report on Audit Committee matters:

The Audit Committee acts pursuant to a written charter which initially was adopted by the Board of Directors of the Company on May 24, 2000. During the fiscal year ended December 31, 2003 and again during the fiscal year ended December 31, 2004, minor revisions were made to the Audit Committee Charter to ensure compliance with revised NYSE and SEC requirements and to more clearly delineate the delegation of certain board functions as between the Audit Committee and the Nominating and Corporate Governance Committee. Pursuant to this Charter, the Audit Committee is primarily responsible for overseeing and monitoring the accounting, financial reporting and internal controls practices of the Company and its subsidiaries. Its primary objective is to promote and preserve the integrity of the Company’s financial statements and the independence and performance of the Company’s independent auditors. The Audit Committee also oversees the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements.

It is important to note, however, that the role of the Audit Committee is one of oversight, and the Audit Committee relies, without independent verification, on the information provided to it and the representations made by management, the internal auditors and the independent auditors. Management retains direct responsibility for the financial reporting process, system of internal controls and system of disclosure controls and procedures.

In furtherance of its role, the Audit Committee has an annual agenda which includes periodic reviews of the Company’s internal controls and of areas of potential exposure for the Company such as environmental and litigation matters. The Audit Committee meets at least quarterly and reviews the Company’s interim financial results and earnings releases prior to their publication. The Audit Committee also reviews the Company’s periodic reports on Forms 10-Q and 10-K prior to their filing.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairperson when expediting of services is necessary. The independent auditors and management report annually to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed. All of the audit, audit-related, tax and other services provided by Grant Thornton LLP in Fiscal Year 2008 and Fiscal Year 2009 and related fees were approved in accordance with the Audit Committee’s policy.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for Fiscal Year 2009 with management and it has discussed with Grant Thornton LLP, the Company’s independent auditors for Fiscal Year 2009, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit. The Audit Committee also has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP the independence of that firm. Based upon these materials and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal Year 2009.

Submitted by the Audit Committee of the Board of Directors

Douglas M. Hayes

Thomas E. Naugle (1)

C. William Zadel

(1)	Mr. Naugle is no longer a member of the Audit Committee. He was, however, a member of the Audit Committee at the time when the actions described in the report were taken.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of February 28, 2010, by:

•	all persons known by us to own beneficially 5% or more of our Common Stock;

•	each of our directors;

•	our Chief Executive Officer and the other Named Executive Officers; and

•	all directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after February 28, 2010 through the exercise of any warrant, stock option or other right. The inclusion in this Proxy Statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. As of February 28, 2010, a total of 17,011,667 shares of our Common Stock were outstanding.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock except to the extent authority is shared by spouses under applicable law.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner (1)	Number (2)	Percent (2)
Gabelli Entities (3)	2,183,963	12.8%
NWQ Investment Management Company, LLC (4)	2,039,075	12.0%
BlackRock, Inc. (5)	1,554,355	9.1%
Keeley Asset Management Corp. (6)	1,516,625	8.9%
David F. Dietz (7)	44,434	*
Jerome D. Brady (8)	8,981	*
Douglas M. Hayes (9)	28,017	*
Thomas E. Naugle (10)	26,781	*
Peter M. Wilver (11)	0	*
C. William Zadel (12)	2,269	*
A. William Higgins (13)	74,139	*
Frederic M. Burditt (14)	7,925	*
Christopher R. Celtruda (15)	7,010	*
Paul M. Coppinger (16)	22,219	*
Wayne F. Robbins (17)	12,115	*
All executive officers and directors as a group (sixteen persons) (18)	269,557	1.6%

*	Less than 1%.

(1)

The address of each stockholder in the table is c/o CIRCOR International, Inc., 25 Corporate Drive, Suite 130, Burlington, MA 01803, except that the address of the Gabelli Entities (as defined in Footnote 3) is One Corporate Center, Rye, NY 10580; the address of both Keeley Asset Management Corp. and Keeley Small Cap Value Fund is 401 South LaSalle Street, Chicago, IL 60605; the address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022; and the address of NWQ Investment Management Company, LLC is 2049 Century Park East, 16th Floor, Los Angeles, CA 90067.

(2)	The number of shares of Common Stock outstanding used in calculating the percentage for each listed person and the directors and executive officers as a group includes the number of shares of Common Stock underlying stock options, warrants and convertible securities held by such person or group that are exercisable or convertible within 60 days from February 28, 2010, the date of the above table, but excludes shares of Common Stock underlying stock options, warrants or convertible securities held by any other person.
(3)	The information is based on an amended Schedule 13D filed with the Securities and Exchange Commission on October 26, 2009 on behalf of Mario J. Gabelli and various entities which Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer including, but not limited to, Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., Teton Advisors, Inc., GGCP, Inc. and GAMCO Investors, Inc. (collectively, the “Gabelli Entities”). According to the amended Schedule 13D, the Gabelli Entities engage in various aspects of the securities business, primarily as investment advisors to various institutional and individual clients, including registered investment companies and pension plans, and as general partners of various private investment partnerships. Certain of the Gabelli Entities may also make investments for their own accounts. According to the amended Schedule 13D, Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc. and Tenton Advisors, Inc. beneficially owned 901,000, 1,250,963, 2,000 and 30,000 shares, respectively. Mr. Gabelli, GAMCO Investors, Inc. and GGCP, Inc. are deemed to beneficially own the shares owned beneficially by each of the Gabelli Entities. Subject to certain limitations, each of the Gabelli Entities has sole dispositive and voting power, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, in the shares beneficially owned by such entity, except that GAMCO Asset Management Inc. does not have the authority to vote 83,600 of the reported shares and the power of Mario Gabelli, GAMCO Investors, Inc., and GGCP, Inc. is indirect with respect to shares beneficially owned directly by other Gabelli Entities.
(4)	The information is based on an amended Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010 on behalf of NWQ Investment Management Company, LLC (“NWQ”). According to the filing, NWQ beneficially owns 2,039,075 shares. Of the shares beneficially owned, NWQ has sole dispositive power over all such shares and sole voting power over 1,832,895 of such shares. NWQ does not have shared dispositive or voting power over any of the shares it beneficially owns.
(5)	The Information is based on a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010 on behalf of BlackRock, Inc. (“BlackRock”). According to the filing, on December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors, NA from Barclays Bank PLC and, as a result, Barclays Global Investors, NA and certain of its affiliates (collectively, the “Barclays Entities”) are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings. Prior to the BlackRock acquisition, certain of the Barclays Entities owned shares of the Company and held dispositive and voting powers over the same. According to the Schedule 13G filed by BlackRock, following the acquisition, BlackRock now beneficially owns 1,554,355 shares over which it has sole dispositive and voting power. BlackRock does not have shared dispositive or voting power over any of the shares it beneficially owns.
(6)	The information is based on an amended Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010 on behalf of Keeley Asset Management Corp. and Keeley Small Cap Value Fund, a series of Keeley Funds, Inc. According to the filing, Keeley Asset Management Corp. beneficially owns 1,516,625 shares, of which it shares beneficial ownership over 1,117,500 with Keeley Small Cap Value Fund. Of the shares beneficially owned, Keeley Asset Management Corp. has sole dispositive power over all such shares and sole voting power over 1,478,315 of such shares and Keeley Small Cap Value Fund has sole dispositive or voting power over no such shares. Neither entity has shared dispositive or voting power over any of the shares beneficially owned.
(7)	Includes 10,000 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2010 and 750 shares of Common Stock issuable within 60 days of February 28, 2010 on account of RSUs that will have vested.
(8)	Includes 750 shares of Common Stock issuable within 60 days of February 28, 2010 on account of RSUs that will have vested.
(9)	Includes 16,000 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2010 and 750 shares of Common Stock issuable within 60 days of February 28, 2010 on account of RSUs that will have vested.

(10)	Includes 16,000 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2010 and 750 shares of Common Stock issuable within 60 days of February 28, 2010 on account of RSUs that will have vested.
(11)	Mr. Wilver was appointed to the Board of Directors on February 24, 2010. As of February 28, 2010, Mr. Wilver did not beneficially own any shares of Common Stock.
(12)	Includes 750 shares of Common Stock issuable within 60 days of February 28, 2010 on account of RSUs that will have vested.
(13)	Includes 27,800 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2010 and 8,757 shares of Common Stock issuable within 60 days of February 28, 2010 on account of RSUs that will have vested. Includes 30,199 shares of Common Stock held by The Higgins Family Revocable Trust, an entity of which Mr. Higgins is a co-trustee with his spouse. The shares held by The Higgins Family Revocable Trust are held in trust for the benefit of Mr. Higgins’ children and Mr. Higgins shares dispositive power and voting power over all of such shares with his spouse.
(14)	Includes 3,645 shares of Common Stock issuable within 60 days of February 28, 2010 on account of RSUs that will have vested.
(15)	Includes 2,177 shares of Common Stock issuable within 60 days of February 28, 2010 on account of RSUs that will have vested.
(16)	Includes 4,340 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2010 and 2,398 shares of Common Stock issuable within 60 days of February 28, 2010 on account of RSUs that will have vested.
(17)	Includes 2,168 shares of Common Stock issuable within 60 days of February 28, 2010 on account of RSUs that will have vested.
(18)	Includes 81,920 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2010 and 27,495 shares of Common Stock issuable within 60 days of February 28, 2010 on account of RSUs that will have vested.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	635,642	(1)	$23.94	715,526
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	635,642	(1)	$23.94	715,526

(1)	Represents 132,120 stock options, and 503,522 restricted stock units under the Equity Incentive Plan.

PROPOSAL 2

APPROVAL OF PERFORMANCE CRITERIA UNDER THE INCENTIVE PLAN

Introduction

United States tax laws generally do not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to the chief executive officer and any of their three other most highly paid executive officers (other than the chief financial officer) unless such payments are “performance-based” as defined in the tax laws. One of the requirements for compensation to be performance-based under those laws is that the Company must obtain shareholder approval every five years of the material terms of performance goals for such compensation. In accordance with Internal Revenue Service rules, the material terms that the stockholders approve constitute the framework for our Compensation Committee to establish programs and awards under which compensation provided by the Company can qualify as “performance-based” compensation for purposes of the tax laws. Under the tax rules, the Compensation Committee must be comprised solely of two or more outside directors. At our 2005 Annual Meeting, stockholders approved the material terms of performance goals set forth in the Equity Incentive Plan to be used by the Compensation Committee for awarding performance-based compensation from the date of that meeting until the date of the 2010 Annual Meeting.

The Board is requesting shareowner approval of the material terms of performance goals in this proposal to enable the Company to continue to have a shareowner-approved arrangement under which it may receive tax deductions until the 2015 Annual Meeting. The goals pertain to specified forms of compensation that may be awarded to the senior officers of the Company during the next five years under the Equity Incentive Plan: (1) cash bonuses; (2) restricted stock units; (3) restricted stock; and (4) performance share awards.

Material Terms of the Performance Criteria

As defined in the tax rules, stockholders must approve each of the material terms of performance goals if the Company is to obtain tax deductions for the specified forms of performance-based compensation for executives whose total annual compensation exceeds $1 million, including (i) the employees eligible to receive compensation, (ii) the description of the business performance criteria on which the performance goals are based and (iii) the maximum amount of performance-based compensation that can be paid to an employee. Each of these aspects is discussed below.

Group of Employees Covered

The group of employees eligible to receive performance-based compensation includes the Company’s senior officers, including the executive officers required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended. Although the tax laws limit deductibility only for compensation paid to the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer), we may grant performance-based compensation to all senior officers in the event that any of them becomes a covered employee during the time he or she holds an award covered by this proposal.

Performance Criteria

The Incentive Plan provides that the performance criteria used to determine the vesting of awards may include any or all of the following: (i) the Company’s return on equity, assets, capital or investment;

(ii) pre-tax or after-tax profit levels of the Company or any subsidiary, division, operating unit or business segment thereof, or any combination of the foregoing; (iii) cash flow or similar measures of the Company or any subsidiary, division, operating unit or business segment thereof, or any combination of the foregoing; (iv) total shareholder return; (v) changes in the market price of the Company’s Common Stock; (vi) sales or market share of the Company or any subsidiary, division, operating unit or business segment thereof, or any combination of the foregoing; (vii) earnings per share; or (viii) economic value added.

In addition to the performance criteria approved in 2005, we are also asking for approval of the following additional performance criteria: (i) achievement of measurable strategic goals, as determined by the Compensation Committee, that enhance the long-term shareholder value, including new market and new product development, implementation of operational excellence and continuous improvement initiatives, organic and acquisition-related growth, and talent acquisition and development; (ii) measurements related to working capital, including the timing of inventory turns; and (iii) adjusted earnings per share and adjusted operating earnings, where such adjustments are approved by the Compensation Committee in advance within the first 90 days of the performance period, to account for circumstances deemed by the Compensation Committee to be beyond the control of the executives.

Per-Person Maximum Limits

The maximum performance-based award that can be granted to any senior officer for any performance cycle is 200,000 shares (subject to adjustments for stock splits and similar changes) if payable in shares, or $2 million if payable in cash.

Vote Required for Approval

A quorum being present, the affirmative vote of a majority of the votes cast is necessary to approve the material terms of the performance goals under the Equity Incentive Plan.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE PERFORMANCE GOALS UNDER THE INCENTIVE PLAN.

PROPOSAL 3

RATIFICATION OF AUDITORS

The Audit Committee has appointed the firm of Grant Thornton LLP as the Company’s independent auditors for Fiscal Year 2010. Grant Thornton LLP, which has no direct or indirect interest in the Company or any affiliate of the Company. Although action by the stockholders in this matter is not required, the Board believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of the Company’s financial controls and reporting. The Board therefore recommends to the stockholders that they ratify the appointment of Grant Thornton LLP as independent auditors of the Company for Fiscal Year 2010. Should the stockholders not ratify the selection of Grant Thornton LLP, the Audit Committee will consider the vote and the reasons therefore in future decisions on the selection of independent auditors.

Auditor Presence at Annual Meeting / Selection of Auditor for Fiscal Year 2009

A representative of Grant Thornton LLP (our independent auditor for the current year) is expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

Fees Paid to Auditors, Independence

Audit Fees

Fiscal Year 2009

The Company will pay an aggregate of approximately $1,550,000 for professional services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements for Fiscal Year 2009, for review of the financial statements included in the Company’s quarterly reports of Form 10-Q for that year, and for conducting of the independent auditor’s obligations relative to attestation of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Fiscal Year 2008

The Company has paid or accrued an aggregate of approximately $1,592,000 for professional services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements for Fiscal Year 2008, for review of the financial statements included in the Company’s quarterly reports of Form 10-Q for that year, and for conducting of the independent auditor’s obligations relative to attestation of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related Fees

Fiscal Year 2009

The Company has paid or accrued an aggregate of approximately $15,000 for audit related services performed by Grant Thornton LLP during Fiscal Year 2009. Such audit related services consisted of statutory audit services for the Company’s UK subsidiaries.

Fiscal Year 2008

The Company has paid or accrued an aggregate of approximately $10,500 for audit related services performed by Grant Thornton LLP during Fiscal Year 2008. Such audit related services consisted of the performance of due diligence in connection with merger and acquisition activity.

Tax Fees

Fiscal Year 2009 and Fiscal Year 2008

The Company did not pay Grant Thornton LLP to perform tax services during Fiscal Year 2009 or Fiscal Year 2008.

All Other Fees

Fiscal Year 2009 and Fiscal Year 2008

The Company did not engage Grant Thornton LLP to perform any other services during Fiscal Year 2009 or Fiscal Year 2008.

Independence

The Audit Committee has considered whether the provision of non-audit services by Grant Thornton LLP is compatible with maintaining Grant Thornton LLP’s independence and has determined that these services had no adverse effect on such independence.

Vote Required for Approval

A quorum being present, the affirmative vote of a majority of the votes cast is necessary to ratify the selection of Grant Thornton LLP as the independent auditors of the Company for Fiscal Year 2010.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2010.

MARKET VALUE

On December 31, 2009 (the last trading day of the fiscal year ended December 31, 2009), the closing price of a share of the Company’s Common Stock on the New York Stock Exchange was $25.18.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail and via the internet, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by mail, telephone, email or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR

ANNUAL MEETING IN 2011

Stockholder proposals intended to be presented at the annual meeting of stockholders to be held in 2011 must be received by the Company on or before November 26, 2010 in order to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in the Company’s proxy statement and form of proxy.

In addition, a stockholder who wishes to present a proposal at the annual meeting of stockholders to be held in 2011 must deliver the proposal to the Company so that it is received on or after January 7, 2011 and not later than February 6, 2011 in order to be considered at that annual meeting. The Company’s By-laws provide that any stockholder of record wishing to have a stockholder proposal considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-laws, to the Company at its principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting. In the event, however, that the annual meeting is scheduled to be held more than 30 days before such anniversary date or more than 60 days after such anniversary date, notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day after the date of public disclosure of the date of such meeting is first made. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Any stockholder proposals should be mailed to: Secretary, CIRCOR International, Inc., 25 Corporate Drive, Suite 130, Burlington, MA 01803.

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of the Company’s outstanding shares of Common Stock (collectively, “Section 16 Persons”), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NYSE. Section 16 Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, the Company believes that during Fiscal Year 2009, the Section 16 Persons complied with all Section 16(a) filing requirements applicable to them. Form 5 reports were not filed in connection with the acquisition of an aggregate of 82.91 shares through an automatic broker-administered dividend reinvestment program for Mr. Dietz during 2007 and 2008. These omissions were corrected by filing a Form 5 on February 16, 2010.

OTHER MATTERS

The Board does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE YOUR PROXY AS PROVIDED IN THIS PROXY STATEMENT. YOUR PROXY IS REVOCABLE UP TO THE TIME IT IS VOTED AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

Annual Meeting of CIRCOR International, Inc.

Friday, May 7, 2010

12:00 PM EDT

at

CIRCOR International, Inc.

25 Corporate Drive, Suite 130

Burlington, Massachusetts 01803

781-270-1200

From Logan International Airport:

•

Proceed toward I-93/Williams Tunnel. Take Exit 24 towards I-93 and merge onto I-93N. Merge onto I-95S/MA-128 via Exit 34, toward Woburn. Take Exit 33B/Cambridge Street and turn left onto Route 3A. Turn right onto Corporate Drive.

From South of Boston:

•	Head North on I-93. Merge onto I-95S/MA-128 via Exit 34, toward Woburn. Take Exit 33B/Cambridge Street and turn left onto Route 3A. Turn right onto Corporate Drive.

From North of Boston:

•	Head South on I-95/MA-128. Take Exit 33B/Cambridge Street and turn left onto Route 3A. Turn right onto Corporate Drive.

ANNUAL MEETING OF STOCKHOLDERS OF

CIRCOR INTERNATIONAL, INC.

Friday, May 7, 2010

PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement, proxy card, Letter to Stockholders,

and Annual Report on Form 10-K are available at http://www.proxy.circor.com

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢	20230030000000001000 6	050710

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN

1.   To elect two (2) Class II Directors, each to hold office for a 3-year term until the Annual Meeting of Stockholders in 2013 and until such director’s successor is duly elected and qualified or until his earlier resignation or removal.

2.   To approve the material terms of the performance goals under the Company’s Amended and Restated 1999 Stock Option and Incentive Plan for the purposes of compensation deductibility under Internal Revenue Code Section 162 (m).

				☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Jerome D. Brady O Peter M. Wilver		3. To ratify the Audit Committee of the Board of Director’s selection of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.	☐	☐	☐

The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the aforesaid meeting and the 2009 Annual Report to Stockholders.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated with respect to items 1, 2 and 3, the undersigned’s votes will be cast in favor of items 1, 2 and 3. This proxy will be voted in the discretion of the proxy holder on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please check here if you plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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0                        ¢

CIRCOR INTERNATIONAL, INC.

25 Corporate Drive, Suite 130, Burlington, MA 01803

Proxy for Common Stock

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Frederic M. Burditt and Alan J. Glass as proxies, each of them acting solely, with power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated on the reverse side, all the shares of Common Stock of CIRCOR International, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of CIRCOR International, Inc. to be held at the offices of the Company, 25 Corporate Drive, Suite 130, Burlington, Massachusetts 01803, on Friday, May 7, 2010, at 12:00 PM Eastern Daylight Time, and at any adjournment(s) or postponement(s) thereof, upon the matters set forth on the reverse side hereof and described in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement. Directions to the offices of the Company’s corporate headquarters are included on the last page of the Proxy Statement.

(Continued and to be signed on the reverse side)

¢	14475	¢